   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 17, 1997.


                                                      REGISTRATION NO. 333-36379
--------------------------------------------------------------------------------
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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 3


                                   FORM SB-2

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ------------------------

                        PACIFICHEALTH LABORATORIES, INC.

                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

            DELAWARE                            5122                           22-3367588
   (STATE OR JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL             (IRS EMPLOYER
 INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)           IDENTIFICATION NO.)

                            ------------------------

                               1460 ROUTE 9 NORTH
                              WOODBRIDGE, NJ 07095
                                  732/636-6141

         (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                   JONATHAN D. RAHN, EXECUTIVE VICE PRESIDENT
                               1460 ROUTE 9 NORTH
                              WOODBRIDGE, NJ 07095
                             TELEPHONE 732/636-6141
                             FACSIMILE 732/636-7410

           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                            ------------------------

                          Copies of communications to:

        JOSEPH CHICCO, ESQUIRE                    VICTOR J. DIGIOIA, ESQUIRE
    CONNOLLY EPSTEIN CHICCO FOXMAN                BRIAN C. DAUGHNEY, ESQUIRE
          ENGELMYER & EWING                        GOLDSTEIN & DIGIOIA, LLP
    1515 MARKET STREET - 9TH FLOOR                   369 LEXINGTON AVENUE
        PHILADELPHIA, PA 19102                        NEW YORK, NY 10036
        TELEPHONE 215/851-8410                      TELEPHONE 212/599-3322
        FACSIMILE 215/851-8383                      FACSIMILE 212/557-0295

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 502(f) OF REGULATION S-B
             BETWEEN REGISTRATION STATEMENT AND FORM OF PROSPECTUS

                ITEM NUMBER AND HEADING                         CAPTION IN PROSPECTUS
                -----------------------                         ---------------------
 1.  Front of Registration Statement and Outside
       Front Cover of Prospectus..................  Outside Front Cover of Prospectus

 2.  Inside Front and Outside Back Cover Pages of
       Prospectus.................................  Inside Front and Outside Back Cover Pages of
                                                      Prospectus

 3.  Summary Information and Risk Factors.........  Prospectus Summary - The Company, - Risk
                                                      Factors, - Summary Financial Information

 4.  Use of Proceeds..............................  Use of Proceeds

 5.  Determination of Offering Price..............  Outside Front Cover Page of Prospectus;
                                                      Underwriting

 6.  Dilution.....................................  Dilution

 7.  Selling Security Holders.....................  Not Applicable

 8.  Plan of Distribution.........................  Inside Front Cover; Underwriting

 9.  Legal Proceedings............................  Business of the Company - Legal Proceedings

10.  Directors, Executive Officers, Promoters and
       Control Persons............................  Management

11.  Security Ownership of Certain Beneficial
       Owners and Management......................  Management; Principal Stockholders

12.  Description of Securities....................  Description of Securities

13.  Interests of Named Experts and Counsel.......  Not Applicable

14.  Disclosure of Commission Position on
       Indemnification............................  Description of Securities

15.  Organization With Last Five Years............  Certain Relationships and Related
                                                      Transactions

16.  Description of Business......................  Business of the Company

17.  Management's Discussion and Analysis or
       Plan.......................................  Management's Discussion and Analysis

18.  Description of Property......................  Business of the Company - Offices and Other
                                                      Facilities

19.  Certain Relationships and Related
       Transactions...............................  Certain Relationships and Related
                                                      Transactions

20.  Market for Common Equity and Related
       Stockholder Matters........................  Outside Front Cover of Prospectus; Risk
                                                      Factors

21.  Executive Compensation.......................  Management - Executive Compensation

22.  Financial Statements.........................  Financial Statements

23.  Changes in and Disagreements with Accountants
       on Accounting and Financial Disclosure.....  Not Applicable

                 SUBJECT TO COMPLETION, DATED DECEMBER 17, 1997

PROSPECTUS
                                1,200,000 SHARES

                        PACIFICHEALTH LABORATORIES, INC.
                                  COMMON STOCK


    PacificHealth Laboratories, Inc. (the "Company") is hereby offering 1,200,000 shares (the "Shares") of its common stock, par value $.0025 per share (the "Common Stock"). Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance such a market will develop or be sustained. It is currently estimated that the initial public offering price will be $6.00 per Share. The initial public offering price of the Shares has been arbitrarily determined by negotiation between the Company and First Montauk Securities Corp. (the "Underwriter") and is not necessarily related to the Company's assets, book value, results of operations, or any other established criteria of value. The Company's Common Stock has been approved for quotation on the SmallCap Market of the Nasdaq Stock Market, Inc. ("Nasdaq") under the symbol "PHLI".

                            ------------------------

    THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. PURCHASERS SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER "RISK FACTORS" BEGINNING ON PAGE 4 AND "DILUTION".
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

==================================================================================================
                                       |                    |    UNDERWRITING    |
                                       |                    |      DISCOUNTS     |     PROCEEDS TO
                                       |   PRICE TO PUBLIC  | AND COMMISSIONS (1)|     COMPANY (2)
Per Share............................. |        $6.00       |        $.60        |        $5.40
Total(3).............................. |     $7,200,000     |      $720,000      |     $6,480,000
==================================================================================================

(1) Does not include additional compensation to be paid to the Underwriter consisting of (a) a non-accountable expense allowance of 3% of the gross proceeds of this offering, or $.18 per Share, of which $30,000 has been paid to date (b) warrants to purchase 120,000 additional shares of the Company's Common Stock (the "Underwriter's Warrants") exercisable over a period of four years commencing one year from the date hereof at an exercise price equal to 145% of the initial public offering price of the Shares, and (c) the retention of the Underwriter as the Company's investment banker and financial consultant for a period of two years at a monthly fee of $2,000 or an aggregate of $48,000. In addition, the Company has agreed to indemnify the Underwriter against certain liabilities including liabilities under the Securities Act of 1933, as amended. See "Underwriting".

(2) Before deduction of expenses payable by the Company (excluding the Underwriter's Commissions but including the non-accountable expense allowance) estimated at $380,000 or $.32 per Share ($412,400 or approximately $.30 per Share if the Underwriter's over-allotment is exercised). See "Use of Proceeds".

(3) The Company has granted to the Underwriter a 45-day option to purchase up to 180,000 additional Shares (15% of the number initially offered to the public) upon the same terms as set forth above to cover over-allotments. If the option is fully exercised the Totals for Price to Public, Underwriting Discounts and Commissions and Proceeds to the Company will be $8,280,000, $828,000 and $7,452,000, respectively. See "Underwriting".

    The Shares are being offered by the Underwriter, when, as and if delivered to and accepted by the Underwriter and subject to the approval of certain legal matters by its counsel. The Underwriter reserves the right to reject any order either in whole or in part. It is expected that delivery of the certificates for the Shares will be made in against payment therefor at the offices of the Underwriter on or about _______, 1997.

                     [FIRST MONTAUK SECURITIES CORP. LOGO]


                The date of this Prospectus is December   , 1997


Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                             AVAILABLE INFORMATION


     As of the date of this Prospectus, the Company will become subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, will file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission by the Company may be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, Suite 1300, New York, New York 10048. Such reports, proxy statements and other information may also be obtained from the web site that the Commission maintains at http://www.sec.gov. Copies of these materials can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal offices in Washington, D.C., set forth above.


     The Company intends to distribute to its shareholders Annual Reports containing audited financial statements and Quarterly Reports containing unaudited financial information. The Company's fiscal year end is December 31.


     FOR CALIFORNIA RESIDENTS ONLY: The Commissioner of Corporations of the State of California (the "Commissioner") has imposed investor suitability standards of $65,000 of income and $250,000 of net worth, excluding principal residence, home furnishings, and automobiles, or in the alternative, a minimum net worth of at least $500,000, excluding principal residence, home furnishings, and automobiles, for all sales of Shares of the Company to residents of the State of California. California residents wishing to invest must show their eligibility by completing a confidential purchaser questionnaire. They must also sign a form letter acknowledging that this offering does not meet certain guidelines of the Commissioner. The secondary trading exemption ordinarily provided by Section 25104(h) will be withheld until January 1, 1998 at which time new Section 25101.1 shall become effective. As a result, investors may not be able to resell their shares to residents of California until after January 1, 1998. The new Section 25101.1 requires that the Company be a "reporting" company under Section 13 or 15d of the Securities and Exchange Act and that the Company file a required notice with the Commissioner prior to any such sales.


     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OFFERED HEREBY, INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE, PURCHASES OF THE COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK MAINTAINED BY THE UNDERWRITER AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by and should be read in conjunction with more detailed information and financial statements, and notes relating thereto, appearing elsewhere in this Prospectus. Effective as of the date of this Prospectus, certain founding shareholders of the Company have agreed to contribute 200,000 shares of Common Stock back to the Company for cancellation. Unless otherwise indicated, all references in this Prospectus, apart from the financial statements, to numbers of shares of Common Stock outstanding and any related per share data give retroactive effect to this cancellation. Unless otherwise specified in this Prospectus, all information in this Prospectus assumes an initial offering price of $6.00 per Share, and no exercise of the over-allotment granted to the Underwriter.


                                  THE COMPANY

     PacificHealth Laboratories, Inc. (hereinafter referred to as the "Company") was incorporated in April 1995 to engage in the development and sale of products based upon natural ingredients that have demonstrable health benefits and can be marketed without prior Food and Drug Administration approval under current regulatory guidelines, and to promote and market those products aggressively through mass and health food channels of distribution using, among other things, marketing claims based upon Company-conducted research and testing.


     The Company has focused its efforts since inception on developing a limited number of products and the infrastructure to support its initial activities. The Company's first product, ENDUROX(Registered), a dietary supplement marketed in the sports performance and recovery category, was introduced in March 1996. Commercial shipments of the product commenced in May 1996. Extensions on the ENDUROX product line (ENDUROX EXCEL(Trademark) and ENDUROX ProHeart(Trademark)) were introduced in March 1997. From inception through September 30, 1997, the Company's sales of the original ENDUROX formulation were $4,948,079, and the combined sales of ENDUROX EXCEL and ENDUROX ProHeart were $971,883.



     Management believes that the use of natural products as dietary supplements to improve and promote health and well being is gaining increasing acceptance by American consumers. The Company's primary strategy for growth is to develop new brands and products, and to continue to expand its distribution network. The Company has pursued a "multi-channel" distribution strategy in marketing its line of ENDUROX products, and intends to follow a similar strategy with future products. The ENDUROX line is sold in retail outlets in all 50 states, including mass merchandisers such as WalMart, KMart and Target; chain drug stores such as CVS, Walgreens, Eckerds and Rite Aid; and grocery supermarkets such as Pathmark and Albertsons. The Company distributes its products to the health food segment through General Nutrition Centers, a chain with over 2,800 outlets, and independent health food retailers. The Company also sells through other channels, including sports specialty stores such as The Sports Authority and health clubs. The nature of the product and its target market dictate the channels of distribution in which a product is launched, and the level of effort directed to each channel of distribution.


     The Company has additional proprietary products in various stages of development, including products which use natural ingredients that have demonstrated effectiveness in muscle nutrition and sports recovery, in treating the symptoms of mild to moderate depression, in reducing the pain and inflammation of arthritis, in appetite control and in accelerating recovery from strains and sprains. The proceeds from this offering will be used primarily to develop and market these products.

     The Company is a Delaware corporation with executive offices located at 1460 Route 9 North, Woodbridge, New Jersey 07095 (telephone 732/636-6141).

                                  THE OFFERING

Shares offered..................... 1,200,000 shares of Common Stock, par value
                                    $.0025 ("Shares")

Shares outstanding:

     Before the offering........... 2,985,672 shares(1)

     After the offering............ 4,185,672 shares(1)(2)

Use of proceeds.................... The Company intends to use the proceeds of this offering, after payment of costs
                                    associated with the offering, to pay
                                    advertising, marketing and manufacturing costs, including costs associated with the introduction of new products, for research and development, to retain additional personnel, and for general operating and administrative expenses. See "Use of Proceeds".

Risk factors....................... A purchase of Shares is a highly speculative investment and subject to substantial
                                    dilution and a high degree of risk,
                                    including risks relating to a limited
                                    operating history, recent losses, dependence on new products, and dependence on certain significant customers. See "Risk Factors" and "Dilution".

------------------


(1) Does not include 359,740 shares of Common Stock reserved for issuance upon conversion of outstanding 10% Convertible Preferred Stock, 1,420,200 shares of Common Stock issuable upon the exercise of outstanding options, and 255,500 shares of Common Stock issuable upon the exercise of outstanding warrants. See "DESCRIPTION OF SECURITIES -- Preferred Stock" and "-- Stock Options and Warrants".


(2) Assumes no exercise of the Underwriter's option to purchase 180,000 additional shares of Common Stock to satisfy overallotments in the offering (the Underwriter's "Over-allotment Option"), and does not include shares of Common Stock reserved for issuance upon the exercise of the Underwriter's Warrant.

                         SUMMARY FINANCIAL INFORMATION

     The summary financial information presented below for the fiscal years ended December 31, 1996 and 1995 was derived from the audited financial statements of the Company appearing elsewhere herein. The summary financial information as of September 30, 1997 for the nine-month periods ended September 30, 1997 and 1996 was derived from the unaudited financial statements of the Company. The unaudited financial statements include all adjustments, consisting of normal recurring adjustments, which the Company considers necessary for a fair presentation of its financial position and results of operations for those periods. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1997. The summary should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial statements of the Company and the related notes to the financial statements, each appearing elsewhere in this Prospectus.


                                                            FOR THE YEARS ENDED      FOR THE NINE MONTHS
                                                               DECEMBER 31,          ENDED SEPTEMBER 30,
                                                           ---------------------   -----------------------
                                                              1996      1995(1)       1997         1996
                                                           ----------   --------   ----------   ----------
Statement of Operations Data:
  Revenues...............................................  $3,085,726   $    -0-   $2,834,236   $1,043,082
  Net Operating Income (Loss)............................      53,156   (210,647)  (3,959,638)    (557,877)
  Other Income (Expense).................................      53,583     14,026       36,442       41,028
  Net Income (Loss)......................................     144,751   (196,621)  (3,961,408)    (517,139)
  Net Income (Loss) per Share
    Primary(2)...........................................         .05       (.12)       (1.15)        (.20)
    Fully Diluted(2).....................................         .04       (.12)       (1.15)        (.20)



                                                                                SEPTEMBER 30, 1997
                                                                             ------------------------
                                                              DECEMBER 31,                    AS
                                                                  1996         ACTUAL     ADJUSTED(3)
                                                              ------------   ----------   -----------
Balance Sheet Data:
  Current Assets............................................   $4,006,474    $1,673,190   $7,773,190
  Current Liabilities.......................................      669,227     1,281,947    1,281,947
  Working Capital...........................................    3,337,247       391,243    6,491,243
  Total Assets..............................................    4,195,281     1,840,182    7,940,182
  Total Long Term Liabilities...............................          -0-           -0-          -0-
  Stockholders' Equity......................................    3,526,054       558,235    6,658,235


------------------

(1) Fiscal 1995 reflects operations from inception in April 1995 through December 31, 1995.

(2) See Note 1 of Notes to Financial Statements concerning the computation of "primary" and "fully diluted" earnings per share.

(3) Adjusted to give effect to the receipt of the net proceeds of the offering. Assumes that the Underwriter's over-allotment option is not exercised.

                                  RISK FACTORS

     Before deciding whether to purchase Shares in this offering, prospective investors should carefully consider all of the information contained in this Prospectus and, in particular, the factors discussed below. Information contained in this Prospectus contains "forward-looking statements," including, without limitation, statements containing the words "believes," "expects," "intends," "seeks to," "may," "will," "should," "anticipates" and similar words, or the negative thereof, other variations thereon, comparable terminology or by discussions of strategy. There is no assurance that future results or events which are covered by forward-looking statements will be achieved. The following paragraphs of this section of the Prospectus identify factors with respect to certain forward-looking statements that could cause actual results to vary materially from future results to which such forward-looking statements refer. Other factors which are not discussed in this section also could cause actual results to vary materially from future results referred to in forward-looking statements.


     Accumulated Deficit; Recent Losses; Limited Operating History. The Company has a limited operating history and has accumulated losses since its inception, with an accumulated deficit of $4,241,830 at September 30, 1997, primarily attributable to operations in the nine month period then ended in which the Company incurred a net loss of $3,961,408. The Company anticipates a loss in the fourth quarter of 1997, primarily as a result of continuing marketing and advertising costs, development costs and general and administrative expenses. The Company does not have a history of operations from which investors could draw reasonable conclusions as to its future performance, and there can be no assurance that the Company will operate profitably in the future. The implementation of the Company's current business plan, including the introduction of new products, is materially dependent upon the receipt of additional capital from this offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



     Substantially all of the Company's revenues to date have resulted from sale of its original product, ENDUROX(Registered), which was introduced in May 1996, and extensions of the ENDUROX product line which were introduced in March 1997. The Company intends to utilize a substantial portion of proceeds from this offering to complete the development and to commence marketing new products, will continue to incur significant marketing and selling costs in connection with its current products and with new products as they are introduced, and remains subject to all of the risks inherent in the establishment of a new business enterprise. The likelihood that the Company will be successful should be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in establishing a new business in a competitive environment such as the environment in which the Company operates. See "Business of the Company."


     Dependence on New Products. The Company believes that its ability to grow and succeed in the future will be significantly dependent upon its ability to introduce new and innovative products and market those products successfully. Although the Company intends to introduce several new products over the next 18 months, there can be no assurance that these products will be launched on schedule, or at all, that the Company's efforts to develop additional products will be successful, or that any of the Company's new products will be commercially successful, either initially or over time. See "Business of the Company -- Proposed Products."

     Dependence on Significant Customers. The Company's largest customer, General Nutrition Centers, accounted for approximately 45% of net sales in fiscal 1996. In the nine month period ended September 30, 1997, GNC accounted for 26%, and WalMart and KMart accounted for 13% and 10%, respectively, of net sales. The loss of any of these customers, or a significant reduction in purchase volume by or financial difficulty of such customers, for any reason, could have a material adverse effect on the Company's results of operations or financial condition. The Company has no agreements with or commitments from these customers with respect to future purchases, and there can be no assurance that any of the these companies will continue as major customers of the Company. See "Business of the Company -- Marketing and Distribution."

     Dependence Upon Key Personnel. Prior to this offering, the Company has relied extensively on the services of its founders and principal shareholders. These individuals will continue to play key roles in the Company's management, and the loss of services of one or more of them could, and in the case of Robert Portman, the Company's President, would, materially and adversely affect the Company and its prospects. See "Management -- Executive Officers and Directors." The Company has obtained a $2,000,000 "key man" life insurance policy covering Dr. Portman, but it is unlikely that the proceeds from such policy would be adequate to fully compensate the Company for the loss of Dr. Portman's services. The Company has no such insurance on any other person.


     The Company has a three year employment agreement with Dr. Portman, which contains terms limiting his ability to engage in activities competitive with the Company following the termination of his employment. Dr. Portman, together with other founders and principal shareholders, is a party to a Shareholders Agreement which contains restrictions against most activities that could be considered competitive with the Company so long as that agreement is in force. See "Management -- Compensation of Executive Officers."


     Competition. The natural dietary supplement industry is highly competitive. The availability of numerous contract manufacturers and a ready availability of natural ingredients, coupled with a relatively relaxed regulatory environment, result in a fairly low barrier to begin business. Numerous companies compete with the Company in the development, manufacture and marketing of supplements as their sole or principal business, and the Company estimates that there are approximately 20 large national companies that manufacture or distribute herbal products and medicinals. Generally, these companies are well funded and sophisticated in their marketing approaches. Examples are Weider Nutrition International, Nature's Way, Nature's Herbs and Solaray, Inc. In addition, there are a number of large, multilevel marketers such as Shaklee, Herbalife and Amway that sell encapsulated herbs, diet products, herbal supplement formulas and vitamin supplements. See "Business of the Company -- Competition."

     No Manufacturing Capabilities. The Company has no manufacturing facilities, and does not presently intend to manufacture any of its products. Thus, the Company is dependent upon contractual relationships with manufacturers to fulfill its product needs. The Company's ability to market and sell its products requires that such products be manufactured in commercial quantities, in compliance with applicable federal and state regulatory requirements, and at an acceptable cost to enable the Company to arrive at a price structure which will not inhibit sales while accommodating distribution costs and third party sales compensation. Competitors who do their own manufacturing may obtain an advantage over the Company with respect to pricing, availability of product and in other areas through their control of the manufacturing process. See "Business of the Company -- Manufacturing."

     In addition to competitors whose primary business is in the natural dietary supplement industry, large pharmaceutical companies and packaged food and beverage companies to which the dietary supplement marketplace represents a relatively small part of their total marketing effort and sales, participate in the industry on a limited basis. Increased competition from such companies could have a material adverse effect on the Company as they have financial and other resources available to them, and possess manufacturing, distribution and marketing capabilities, which are far greater than those of the Company. See "Business of the Company -- Competition."


     Broad Discretion of Management in Application of Proceeds. The anticipated uses of the net proceeds of this offering have been allocated only generally, and a significant portion (approximately 25%) of the net proceeds will be added to working capital. The Company reserves the right to reallocate the proceeds among the categories specified under the caption "Use of Proceeds" as well as using the proceeds for purposes not specified. Accordingly, the Company's management will have broad discretion in the application of the net proceeds of this offering. See "Use of Proceeds."


     Absence of Conclusive Clinical Studies. Although the ingredients in the Company's products are vitamins, minerals, herbs and other substances for which there is a long history of human consumption, and the Company believes all of its products to be safe when taken as directed by the Company, no assurance can be given that the Company's products, even when used as directed, will have the effects intended or will not have adverse effects associated with long term consumption in the combinations and dosages provided in the products. Although the Company tests the ingredients, formulations and production of its products to verify safety and to establish efficacy to support its marketing claims, they have not sponsored clinical studies on the long-term effect of human consumption. See "-- Effect of Unfavorable Publicity" and "-- Product Liability" below.

     No Long-Term Contracts for Supply of Raw Materials. The Company obtains from other sources all of its raw materials for the manufacture of its products. The Company generally does not have contracts with any entities or persons committing such suppliers to provide the materials required for the production of its products. There can be no assurance that suppliers will provide the raw materials needed by the Company in the quantities requested or at a price the Company is willing to pay. Because the Company does not control the actual production of these raw materials, it is also subject to delays caused by interruption in production of materials based on conditions not wholly within its control. Such conditions include job actions or strikes by employees of suppliers, weather, crop conditions, transportation interruptions and natural disasters or other catastrophic events. The inability of the Company to obtain adequate supplies of raw materials for its products at favorable prices, or at all, as a result of any of the foregoing factors or otherwise could have a material adverse effect on the Company. See "Business -- Manufacturing."

     Effect of Unfavorable Publicity. The Company believes the dietary supplement market is affected by national media attention regarding the consumption of such products. There can be no assurance that future scientific research or publicity will not be unfavorable to the dietary supplement market generally, or to any particular product, or inconsistent with earlier favorable research or publicity. Because of the Company's dependence upon consumer perceptions, adverse publicity associated with illness or other adverse effects resulting from the consumption of products distributed by other companies which are similar to the Company's products, could have a material adverse impact on the Company, even if the publicity did not relate to the Company's products. Adverse publicity directly concerning the Company's products could be expected to have an immediate negative effect on the market for that product. See "Business of the Company -- Marketing and Distribution."

     Dependence on Chinese Relationships and Supplies. The Company has entered into a number of licensing and cooperation agreements with institutions and individuals located in the People's Republic of China ("China") in order to gain access to products, research and manufacturing "know how" relating to herbs and other natural ingredients used in "traditional" Chinese medicine. The Company's ENDUROX line of products is based upon a Chinese herb, ciwujia, as the primary active ingredient. There can be no assurance that circumstances beyond the ability of the Company to control, such as political or economic conditions in China, will not interfere with its supplies of this herb. While China has encouraged commercial relationships with United States and other Western businesses in recent years and, to a limited extent, has implemented a "free enterprise" or "market" economy domestically, it remains ruled by a communist dictatorship which could, at any time, for internal or international political or economic reasons, curtail all such business and economic relationships. In addition, the Company has not received an opinion of either U.S. or Chinese counsel as to the enforceability of its licensing and cooperation agreements in China or the United States, or, to the extent enforceable, the term during which agreements, none of which has a fixed termination date, may be enforced. See "Business of the Company -- The China Relationship."


     Intellectual Property Protection. The Company has received a United States patent covering the use of ciwujia, the principal active herb in ENDUROX, to improve physical performance and stamina during exercise, and for enhancing recovery after exercise is completed. The Company has applied for foreign patents on ciwujia in Canada, Mexico, all Western European countries and in 51 other principal European, South American and Asian countries. To the extent the Company does not have patents on its products, there can be no assurance that another company will not replicate one or more of the Company's products, nor is there any assurance that patents which are obtained, including the ciwujia patent, will provide meaningful protection or significant competitive advantages over competing products. For example, the Company's use patent on ciwujia would not prevent sale of a product using this herb with a claimed benefit or use that was not covered by the Company's patent.


     The Company has federal trademark registrations for ENDUROX(Registered) and has trademark applications pending to register ARNICYN(Trademark), PROSOL(Trademark), ENDUROX(Registered) ProHeart(Trademark) and ENDUROX(Registered) EXCEL(Trademark) pending with the United States Patent and Trademark Office. See "BUSINESS -- Proposed Products." The Company also has filed the ENDUROX trademark in all Western European countries, Canada, Mexico and Japan. The Company's policy is to pursue registrations for all of the trademarks associated with its key products, and to protect its legal rights concerning the use of its trademarks. The Company relies on common law trademark rights to protect its unregistered trademarks. Common law trademark rights do not provide the Company with the same level of protection as afforded by a United States federal registration of a trademark. For example, unlike a registered trademark, common law trademark rights are limited to the geographic area in which the trademark is actually used.

     There can be no assurance that any patent and trademark protection that the Company obtains will be effective to protect the Company's products from duplication by other manufacturers. In addition, while the Company believes that its products do not and will not infringe upon the patents or violate the proprietary rights of others, it is possible that such infringement or violation has occurred or may occur. In the event that products sold by the Company are determined to infringe upon the patents or proprietary rights of others, the Company could be required to modify its products or obtain a license for the manufacture and/or sale of such products, or could be prohibited from selling such products. There can be no assurance that, in such an event, the Company would be able to do so in a timely manner, upon acceptable terms and conditions, or at all, and the failure to do any of the foregoing could have a material adverse effect upon the Company. Nor can there be any assurance that the Company will be able to afford the expense of any litigation which may be necessary to enforce its intellectual property rights, or to defend an action charging the Company with patent infringement or the violation of the intellectual property rights of others. Further, if the Company's products or proposed products were found to infringe upon the intellectual property rights of others, the Company could, under certain circumstances, become liable for damages, which could also have a material adverse effect on the Company. See "Business of the Company -- Patents and Trademarks."


     Control by Management and Principal Stockholders. Following the completion of this offering, the Company's executive officers and directors will own, in the aggregate, approximately 31.4% of the outstanding Common Stock and immediately exercisable options to acquire an additional 417,500 shares of the Company's Common Stock which, if exercised in full, would give management an additional 6.3% of the outstanding Common Stock. Accordingly, the Company's existing management can be expected to be able to significantly influence or control the election of the Board of Directors and the business affairs of the Company following the offering. See "Principal Stockholders."



     Possible Conflict of Interest with Underwriter. Robert Portman, and David Portman, executive officers and directors of the Company, are shareholders of First Montauk Financial Corp., the parent entity of the Underwriter. David Portman owns 50,000 shares of common stock of First Montauk Financial Corp. and options to purchase 60,000 shares. Robert Portman owns 125,386 shares of common stock of First Montauk Financial Corp. First Montauk Financial Corp. is a publicly-held corporation whose shares are traded in the over-the-counter ("OTC") market. David Portman has served as a director of First Montauk Financial Corp. since 1993. Neither Robert Portman nor David Portman are officers or directors of the Underwriter. Although David Portman does not participate in any matters brought before the Board of Directors of First Montauk Financial Corp. regarding the Company, as a result of the foregoing, there may exist conflicts of interest between the Company and the Underwriter. Investors should consider these potential conflicts of interests when making their investment decision. See "Management" and "Underwriting."



     No Prior Public Market for Common Stock; Determination of Offering
Price. Prior to this offering, there has been no market for the Common Stock of the Company. While the Company's Common Stock has been approved for listing on the Nasdaq SmallCap Market, there can be no assurance that an active trading market for the Common Stock will be established, or if so established, sustained. The initial offering price for the Shares has been arbitrarily determined through negotiation between the Company and the Underwriter based on such factors as the business potential and earnings prospects of the Company and prevailing market conditions. Such price may not be indicative of the market price of the Shares after this offering has been consummated. See "Underwriting."



     Substantial and Immediate Dilution. Purchasers of the Shares offered hereby will incur an immediate and substantial dilution in the net tangible book value of the Shares of approximately $4.75 per share (approximately 79.2%) from the public offering price of $6.00. Certain existing shareholders of the Company, including officers and directors, received their shares at nominal cost or costs below the offering price of the Shares. The average price paid by existing shareholders of the Company, assuming the conversion of outstanding shares of 10% Covertible Preferred Stock, is approximately

$1.54 per share. Thus, purchasers in this offering will bear a substantially greater risk of loss than existing shareholders. See "Dilution."



     Possible Delisting; Penny Stock Regulation. It is a condition of the offering that the Company's Common Stock be listed on the Nasdaq SmallCap Market. Under Nasdaq rules, in order to maintain a listing on the Nasdaq SmallCap Market, a company must have, among other things, $2,000,000 in net tangible assets, or either (i) a market capitalization of $35,000,000 or more, or (ii) $500,000 net income in its last fiscal year or two of its last three fiscal years. In addition, the listed security must have a minimum bid price of $1.00 per share. Further, Nasdaq reserves the right to withdraw or terminate a listing on the Nasdaq SmallCap Market at any time and for any reason in its discretion. If the Company were unable to maintain a listing on the Nasdaq SmallCap Market, quotations, if any, for "bid" and "asked" prices of the Common Stock would be in the over-the-counter market, either in the "pink sheets" published by the National Quotation Bureau, Inc. or on the National Association of Securities Dealers OTC Electronic Bulletin Board. In such event, an investor could find it more difficult to dispose of or to obtain accurate quotations of prices for the Common Stock.


     The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Securities and Exchange Commission regulations generally define a penny stock to be an equity security that has a price of less than $5.00 per share, subject to certain exceptions. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith. In addition, if the Company's securities do not meet an exception to the penny stock regulations, trading in the Company's securities would be covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") for non-Nasdaq and non-national securities exchange listed securities. Under such rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors (generally, individuals with net worth in excess of $1,000,000 or annual incomes exceeding $200,000 or $300,000 together with their spouses) must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities whose market price is at least $5.00 per share are exempt from this rule.


     If the Company's securities become subject to the regulations applicable to penny stocks, the market liquidity for the Shares could be adversely affected because the regulations on penny stocks could limit the ability of broker/dealers to sell the Company's securities and thus the ability of purchasers of the Company's securities to sell their securities in the secondary market. See "Underwriting" and "Description of Securities."


     Government Regulation. The manufacturing, packaging, labeling, advertising, distribution and sale of the Company's products are subject to regulation by one or more governmental agencies. Failure by the Company to comply with governmental regulations applicable to its business could result in limitations or prohibitions on the sale of certain products, fines or other sanctions.

     The Company believes that the most significant governmental regulations applicable to its business are those promulgated by the Food and Drug Administration (the "FDA") under the Federal Food, Drug and Cosmetic Act (the "FFDC Act"), and the Federal Trade Commission under the Federal Trade Commission Act, which prohibits unfair or deceptive trade practices, including false or misleading advertising. The Company's products and activities also are subject to regulation by the Consumer Product Safety Commission, the United States Department of Agriculture, the Environmental Protection Agency, and by various agencies of the states, localities and foreign countries in which the Company's products are sold. See "Business of the Company -- Government Regulation."


     With respect to its application to dietary supplements, the FFDC Act has been amended several times, most recently by the Nutrition Labeling and Education Act of 1990 and the Dietary Supplement Health and Education Act of 1994 (the "DSHEA"). The Company's products are generally classified and regulated as dietary supplements under the FFDC Act, as amended, and are therefore not subject to premarket approval by the FDA. However, these products are subject to extensive labeling regulation by the FDA and can be removed from the market if shown to be unsafe. Moreover, if the FDA determines, on the basis of labeling or advertising claims by the Company, that the "intended use" of any of the Company's products is for the diagnosis, cure, mitigation, treatment or prevention of disease, it can regulate those products as drugs and require premarket clearance for safety and effectiveness, and if the FDA determines that the requirements of DSHEA for making claims that a dietary supplement product affects the "structure or function" of the body have not been met, such non-complying claims could result in the regulation of the product as a drug. See "Business of the Company -- Regulation."


     Governmental regulations in foreign countries in which the Company wishes to distribute its products may prevent or delay entry into the market, or require the reformulation, of the Company's products. At the present time, the only foreign country in which the Company's products are sold is Canada. Compliance with Canadian governmental regulations is controlled by the Company's distributor for Canada, an independent contractor over whom the Company has limited control.


     In the future, the Company may be subject to additional laws or regulations administered by the FDA or other federal, state or foreign regulatory authorities, the repeal of laws or regulations which the Company considers favorable, such as the DSHEA, or more stringent interpretations of current laws or regulations. New laws or regulations could, for example, require the reformulation of certain products to meet new standards, the recall or discontinuance of certain products not able to be reformulated, imposition of additional recordkeeping requirements, expanded documentation of the properties of certain products, expanded or different labeling and scientific substantiation. Any or all of such requirements could have a material adverse effect on the Company's results of operations and financial condition. The Company cannot predict the nature of such future laws, regulations, interpretations or applications, nor can it predict what effect additional governmental regulations or administrative orders, when and if promulgated, would have on its business. See "Business of the Company -- Regulation."



     Product Liability. The Company, like other retailers, distributors and manufacturers of products that are designed to be ingested, faces an inherent risk of exposure to product liability claims in the event that the use of its products results in injury. With respect to product liability claims, the Company has coverage of $5,000,000 per occurrence and in the aggregate, subject to a self-insurance retention or "deductible" of $2,500. However, there can be no assurance, however, that such insurance will continue to be available at a reasonable cost, or, if available, will be adequate to cover liabilities which the Company could incur. The Company generally does not obtain contractual indemnification from parties supplying raw materials or marketing its products and, in any event, any such indemnification is limited by its terms and, as a practical matter, to the creditworthiness of the indemnifying party. In the event that the Company does not have adequate insurance or contractual indemnification, product liabilities relating to defective products could have a material adverse effect on the Company. See "Business of the Company."



     Factors Inhibiting Takeover; Authorized Prefered Stock. Certain provisions of the Company's Amended and Restated Certificate of Incorporation and Bylaws may be deemed to have anti-takeover effects and may delay, defer or prevent a takeover attempt that a stockholder might consider in the Company's or the stockholder's best interest. The Company's Amended and Restated Certificate of Incorporation authorizes the Board of Directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock and the designation of any such series, without any vote or action by the Company's stockholders. Thus, the Board of Directors can authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of the Company's Common Stock. In addition, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of the Company, since the terms of any preferred stock which might be issued could contain terms which could contain special voting rights or increase the costs of acquiring the Company. See "Description of Securities -- 10% Convertible Preferred Stock."


     The Company is subject to Section 203 of the Delaware General Corporation Law which prevents transactions between the Company and an "interested stockholder" unless certain conditions are satisfied. The applicability of
Section 203 may have the effect of delaying, deferring or preventing "changes in control" of the Company, even if such event would be beneficial to the then existing shareholders. See "Description of Capital Stock" for additional information concerning Section 203 and other provisions of the Delaware General Corporation Law.

     Future Sales of Common Stock. Upon completion of this offering, there will be 4,185,672 shares of Common Stock outstanding, assuming the over-allotment option is not exercised, and 143,896 shares of 10% Convertible Preferred Stock, each of which presently is convertible into 2.5 shares of Common Stock or a total of 359,740 shares ("Conversion Shares"). See "Description of Securities -- 10% Convertible Preferred Stock." Shares sold in this offering will be tradeable without restriction by persons other than "affiliates" of the Company. The shares of Common Stock presently outstanding are, and Conversion Shares if issued would be, "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act of 1933 (the "Securities Act"). Such securities are eligible for sale without registration under Rule 144 upon satisfaction of certain conditions, including a minimum "holding period" of one year from the time the securities are purchased from the Company or an affiliate of the Company. All of the Company's outstanding Common Stock, and Conversion Shares when issued, will be saleable under Rule 144 within ninety days following completion of this offering, subject to the "lock up" agreements described in the following paragraph in the case of shares owned by executive officers, directors and certain other shareholders.


     All of the Company's directors and executive officers, and certain of its shareholders have entered into a "lock up" agreement with the Underwriter pursuant to which they have agreed that, for a period of one year from the date of this Prospectus, they will not offer, sell, contract to sell, pledge or otherwise dispose of shares of the Company's Common Stock without the prior written consent of the Underwriter. Holders of 2,440,222 shares of Common Stock have entered into such agreements. Holders of 353,750 shares of Common Stock and 46,223 shares of 10% Convertible Preferred Stock have entered into similar agreements in which the "lock up" period is six months. In addition, the Company has agreed not to issue additional securities without the prior consent of the Underwriter for a period of one year from the initial sale of Shares, except for additional shares of 10% Convertible Preferred Stock as dividends to holders of outstanding shares of 10% Convertible Preferred Stock, and additional shares of Common Stock upon the exercise of outstanding options and warrants and the exercise of the Underwriter's Overallotment Option or Underwriter's Warrants.



     In addition to the Underwriter's "lock up" agreements, pursuant to the request of certain state securities authorities officers, directors and one other shareholder of the Company have entered into agreements with the Company which further restrict their ability to sell shares of the Company's Common Stock which they own. These agreements preclude the sale of shares subject to the agreements (a total of 1,580,765 shares, hereinafter referred to as "escrowed shares") by such shareholders for a period of one year from the date of this Prospectus, and limit sales of all but 76,001 of the escrowed shares in the second year following the date of this Prospectus to 2 1/2% of the total number of escrowed shares owned by such shareholders every three months. The shareholders who have entered into these agreements and the number of escrowed shares subject to their respective agreements are as follows: Robert Portman and Jennifer Portman, individually and as trustee for the Portman's minor children -- 887,198 shares); Jonathan D. Rahn -- 228,098 shares; David Portman -- 163,431 shares; T. Colin Campbell and Karen Campbell -- 199,893 shares; and Jemeson Investment Co. -- 26,144 shares.


     No prediction can be made as to the effect, if any, that future sales, or the availability of Common Stock for future sales, will have on the market price of the Common Stock from time to time. Sales of substantial amounts of Common Stock by the Company or by stockholders who hold restricted securities, or the perception that such sales may occur, could adversely affect market prices for the Common Stock. For additional information on possible future sales of restricted securities in accordance with Rule 144, see "Shares Available for Future Sale."

     Underwriter's Influence on the Market. A significant number of the Shares may be sold to customers of the Underwriter. Such customers subsequently may engage in transactions for the sale or purchase of such securities through or with the Underwriter. Although it has no obligation to do so, the Underwriter intends to make a market in the Common Stock and may otherwise effect transactions in such securities. If it participates in such market, the Underwriter may exert a dominating influence on the market, if one develops, for the Common Stock. Such market-making activity, if commenced, may be discontinued at any time. Moreover, if the Underwriter exercises the Underwriter's Warrants, it may be required under Regulation M promulgated under the Exchange Act to temporarily suspend its market-making activities. The price and liquidity of the Common Stock may be significantly affected by the degree, if any, of the Underwriter's participation in such market. See "Underwriting."


     Limited Experience of Underwriter. Although the Underwriter was formed and first registered as a broker-dealer in 1983, current management has operated the Underwriter only since 1986. The Underwriter has, to date, manageed only one public offering prior to this offering but has participated in more than 200 public offerings as a selling group member. Prospective purchasers of the Shares offered hereby should consider this limited experience in evaluating the securities offered hereby. See "Underwriting."


     Future Issuances of Stock by the Company. Following this offering, the Company will have 10,000,000 shares of Common Stock authorized, of which 4,185,672 shares will be issued and outstanding, assuming that the over-allotment option has not been exercised, and an additional 1,200,700 shares of Common Stock will be reserved for issuance upon the exercise of outstanding options and warrants, and upon conversion of outstanding shares of 10% Convertible Preferred Stock. The Company also will have 650,000 shares of preferred stock, $.01 par value per share (the "Preferred Stock"), authorized but unissued and undesignated. The balance of the Company's authorized shares of Common Stock and 650,000 shares of the Preferred Stock are not reserved for any purpose and may be issued without any action or approval by the Company's stockholders. See "Description of Securities."


     Shares Issuable Pursuant to Options. In addition to the Company's outstanding warrants, the Company has granted options to purchase 1,420,200 shares of the Company's Common Stock. See "Management -- Stock Option Plan." During the terms of the options, the holders thereof are given the opportunity to profit from a rise in the market price of the Common Stock without assuming the risks of ownership, with a resulting dilution in the interest of other security holders. Also, the exercise thereof may dilute the net book value per share of the Common Stock. The existence of the options may adversely affect the terms on which the Company can obtain additional equity financing. Moreover, the holders are likely to exercise their options at times when the Company would otherwise be able to obtain capital on terms more favorable than could be obtained through the exercise of the options. In order to gain regulatory clearances for this offering in certain states, the Company has agreed that it will not issue additional stock options or warrants for a period of one year following the date of this Prospectus, apart from the warrants to be sold to the Underwriter in connection with this offering. See "Underwriting."


     Limitations on Liability of Directors and Officers. The Company's Certificate of Incorporation limits the liability of directors of the Company for monetary damages for breaches of directors' fiduciary duty of care. This provision may reduce the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from suing directors for breaches of their duty of care, even though such an action, if successful, might otherwise benefit the Company and its shareholders. In addition, the Company's Bylaws provide for the indemnification of directors and officers in connection with civil, criminal, administrative or investigative proceedings when acting in their capacities as agents for the Company. See "Disclosure of Commission Position on Indemnification for Securities Act Liabilities."


     Non-payment of Dividends. The Company has not paid dividends on Common Stock in the past, and has no intention of paying dividends on Common Stock in the foreseeable future. The Company has paid dividends on its 10% Convertible Preferred Stock "in kind", i.e., in additional shares of 10% Convertible Preferred Stock, with cash dividends paid only in lieu of fractional shares. See "Description of Capital Stock" and "Use of Proceeds."

                                    DILUTION


     The stockholders' equity of the Company at September 30, 1997, was $558,235. Giving effect to the sale of the Shares and payment of offering expenses, but to no other post-September 30, 1997, transactions or operations, and assuming no exercise of the over-allotment option, the Company's stockholders' equity immediately following the offering would be approximately $6,658,235. The net tangible book value of Common Stock would be approximately $1.25 per share, or approximately 79.2% less than the price paid by purchasers of Shares in this offering. The difference between the net tangible book value of the Common Stock following this offering and the initial offering price of the Shares represents dilution in the tangible book value of the investment of purchasers in the offering. The Company's present holders of Common Stock would benefit from an increase in the present tangible book value of their investment, from a negative $.30 per share to $1.25.


     The following table illustrates this per share dilution:


  Assumed initial public offering price per Share...........              $6.00
     Tangible book value per share of Common Stock before
       this offering........................................   $(0.30)
     Increase in net tangible book value per share
       attributable to the sale of the Shares offered
       hereby...............................................   $ 1.55
                                                               ------
  Net tangible book value per share of Common Stock after
     this offering..........................................              $1.25
                                                                          -----
  Dilution per share to new stockholders....................              $4.75
                                                                          =====



     The following table sets forth the number of shares of Common Stock purchased from the Company and the total consideration and the average price paid by (a) present holders of Common Stock or their predecessors, and (b) purchasers of Shares in this offering.

                                  SHARES OF   PERCENTAGE        TOTAL       PERCENTAGE OF    AVERAGE
                                   COMMON      OF CLASS     CONSIDERATION       TOTAL         PRICE
                                    STOCK     OUTSTANDING       PAID        CONSIDERATION   PER SHARE
                                  ---------   -----------   -------------   -------------   ---------
Present holders.................  2,985,672      71.3%       $ 3,946,519        35.4%         $1.32
Purchasers in this offering
  (1)...........................  1,200,000      28.7%       $ 7,200,000        64.6%         $6.00
                                  ---------      ----        -----------        ----          -----
     Totals.....................  4,185,672       100%       $11,146,519         100%         $2.66
                                  =========      ====        ===========        ====          =====

------------------
(1) Assumes no exercise of the over-allotment option.


     The Company also has outstanding 143,896 shares of 10% Convertible Preferred Stock for which the holders of such shares or their predecessors paid $1,200,000. Each share of the 10% Convertible Preferred Stock outstanding presently is convertible into 2.5 shares of Common Stock, or 359,740 shares in total. Conversion of outstanding 10% Convertible Preferred Stock would result in an imputed purchase price of $3.34 per share of Common Stock issued in conversion. The net tangible book value of the 10% Convertible Preferred Stock at September 30, 1997, was approximately $3.88 per share. Giving retroactive effect to the receipt of the proceeds from this offering, the net tangible book value of shares of the 10% Convertible Preferred Stock would be $10.00 per share. See "Description of Capital Stock -- 10% Convertible Preferred Stock."

                                USE OF PROCEEDS

     The net proceeds to the Company from this offering, after deducting sales commissions (10% of gross proceeds) and the non-accountable expense allowance (3% of gross proceeds) payable to the Underwriter, and other offering expenses such as legal and accounting expenses, registration and filing fees, printing and other miscellaneous offering expenses, are estimated to be $6,100,000 ($7,039,600 if the Underwriter's over-allotment option is exercised). The Company intends to use the net proceeds of the offering as follows:


                                                                    PERCENTAGES
                                                                     OF TOTAL
DESCRIPTION                                              AMOUNT      PROCEEDS
-----------                                            ----------   -----------
Marketing and advertising(1).........................  $2,640,000      43.3%
Inventory and manufacturing costs(2).................   1,015,000      16.6%
Research and development.............................     610,000        10%
Added personnel costs(3).............................     305,000         5%
Working capital(4)...................................   1,530,000      25.1%
                                                       ----------      ----
        Totals.......................................  $6,100,000       100%
                                                       ==========      ====


------------------
(1) Both in connection with the launch of new products (approximately 80%) and in support of existing products.

(2) New product inventory and costs associated with the start up of manufacture for new products.

(3) The Company expects to increase its staff following this offering by hiring five individuals, principally for sales and marketing purposes.


(4) Funds allocated for working capital may be used for payments relating to the Company's reserve for product replacement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Section
    (b)(i)."


     The above amounts represent management's present estimates based upon current operating plans and certain strategic assumptions, including those relating to the Company's future revenue levels and expenditures, and industry and general economic and other conditions. Although the Company does not contemplate any material changes in the proposed use of proceeds, since the proposed uses of proceeds are based on assumptions concerning future events and conditions, many of which are not in the Company's control, the amounts shown may be adjusted among the uses indicated above or, if business conditions make it necessary or advisable, in management's opinion, to do so, certain portions of the net proceeds may be used for other corporate purposes. By way of illustration only, if the Company's revenues in future periods were less than anticipated, management might increase its allocation of funds to marketing and advertising in an effort to increase sales. Alternatively, management might decrease the allocation of funds for that purpose if, in the circumstances, management believed that reduced sales levels would not support previously budgeted marketing and advertising expenses. In the latter case, funds previously allocated for marketing and advertising might be reallocated to research and development to pursue the identification and development of new products, or to accelerate ongoing research and development activities. By way of further illustration, if manufacturing and inventory costs associated with new products were higher than anticipated, management might be required to scale back operations in the areas affected, or to reallocate funds to manufacturing and inventory which previously had been allocated to other uses.

     The Company anticipates that it will commence the application of the proceeds upon completion of this offering and that such proceeds will be applied over the next twelve months. The Company believes that the net proceeds of this offering will be sufficient to satisfy its requirements to implement its business plans over such period. Pending such use, the net proceeds of this offering will be invested in short term, interest bearing deposits or in United States government securities. The Company reserves the right to enter into short term borrowing in the future as business conditions or the Company's needs may require.

     To the extent the over-allotment option is exercised, any proceeds from such exercise will be added to working capital.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of September 30, 1997, and as adjusted to give effect to the issuance and sale of 1,200,000 Shares, the receipt of net proceeds therefrom, and the application of net proceeds as set forth under the caption "Use of Proceeds."


                                                           SEPTEMBER 30, 1997
                                                    --------------------------------
                                                                        PRO FORMA
                                                     ACTUAL(1)        AS ADJUSTED(1)
                                                    -----------       --------------
                                                    (UNAUDITED)
Current liabilities...............................  $1,281,947         $ 1,281,947
                                                    ----------         -----------
Long term debt and other liabilities (excluding
  current maturities).............................  $      -0-         $       -0-
                                                    ----------         -----------
Common Stock, authorized 10,000,000 shares, par
  value $.0025 per share, 2,985,672 shares
  outstanding (4,185,672 shares outstanding as
  adjusted).......................................  $    7,464(2)      $    10,464(2)
                                                    ----------         -----------
10% Convertible Preferred Stock, authorized
  250,000 shares, par value $.01 per share,
  143,896 shares outstanding......................  $    1,439         $     1,439
                                                    ----------         -----------
Additional paid in capital........................  $4,791,162(2)      $10,888,162(2)(3)
                                                    ----------         -----------
Accumulated deficit...............................  $4,241,830(4)      $ 4,241,830(4)
                                                    ----------         -----------
Total Stockholder Equity..........................  $  558,235         $ 6,658,235
                                                    ----------         -----------


------------------
(1) Does not include Common Stock reserved for issuance upon exercise of outstanding options and warrants (1,200,200 shares), the over-allotment option (180,000 shares) or the Underwriter's Warrants (120,000 shares), or upon conversion of outstanding shares of 10% Convertible Preferred Stock (359,470 shares based upon the present conversion ratio).

(2) Giving effect to the cancellation, effective as of the date of this Prospectus, of 200,000 shares issued to the Company's President in connection with the organization of the Company.

(3) After deduction of the Underwriter's commission (10%), unaccountable expense allowance (3%), and other offering expenses (primarily legal and accounting fees, and printing costs) estimated at $164,000.

(4) Includes dividends paid on 10% Convertible Preferred Stock ($102,765) through September 30, 1997.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Company's financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

     (a) Introduction

     The Company was incorporated in April 1995 to develop and market dietary supplements that improve and promote health and well being and can be offered for sale without prior approval by The Food and Drug Administration in compliance with current regulatory guidelines. The Company's first product, ENDUROX(Registered), was introduced in March 1996, and commercial sales began in May 1996. Prior to that time, the Company was engaged in organizational and financing activities, product research and development, and preliminary marketing and distribution activities. In March 1997, the Company extended the ENDUROX line of products with ENDUROX ProHeart(Trademark) and ENDUROX EXCEL(Trademark). The Company has identified and developed a number of new products which are scheduled to be introduced beginning in the fourth quarter of 1997.

     (b) Results of Operations

          (i) Nine Months Ended September 30, 1997 versus September 30, 1996


     The Company incurred a loss of $3,961,408 or $1.15 per share for the period ended September 30, 1997, compared to a loss of $517,139 or $.20 per share for the period ended September 30, 1996. In most respects, operations in these periods cannot be meaningfully compared since the Company did not begin commercial operations until May 1996.



     In the nine months ended September 30, 1997, revenues increased to $2,834,236, from $1,043,082 for the same period in 1996. The increase is attributable to the fact that sales of the Company's initial product, ENDUROX, and extensions to the ENDUROX line of products introduced in March 1997, were placed into existing channels of distribution that had only begun to be established in the comparable 1996 period, with the first sales of product occurring in May 1996. A portion of sales in the first nine months of 1997 can be attributed to retailer customer purchases of opening inventory, or "pipe-line fill", for ENDUROX EXCEL and ENDUROX ProHeart, sales of which represented $971,883 or approximately 34.3% of total sales in the nine month period. The balance of the Company's revenues in the nine months ended September 30, 1997 ($1,862,353) resulted from sales of ENDUROX and included both sales to new customers and reorders from existing customers. Substantially all sales of the Company in the first nine months of 1996 were attributed to "pipe-line fill" for the original ENDUROX product. Once the distribution pipeline for a retail product is filled, sales result only from reorders from retailers as they replenish inventory sold to their customers, from the expansion of the distribution network to new channels, or from adding retailers in existing distribution channels. As a result, sales in the initial months of a product's distribution may not be indicative of sales levels that will be achieved in later periods.



     The loss of $517,139 incurred by the Company in the nine months ended September 30, 1996 was attributable primarily to the fact that revenues derived from ENDUROX in and after May 1996 were insufficient to offset the selling, general and administrative expenses which were incurred throughout the entire nine month period. The Company's gross profit margin in the nine months ended September 30, 1997 (57.4%) was lower than the margin in the nine months ended September 30, 1996 (73.1%), primarily as a result of the inclusion of $420,100 in cost of goods sold in the nine months ended September 30, 1997, representing the cost of encapsulated ENDUROX product inventory written off in the period, a reduction in sales of $385,595 relative to customer refunds for returned ENDUROX capsule inventory and lower gross profit margins on ENDUROX ProHeart and ENDUROX EXCEL than on the original ENDUROX product.



     The Company's substantial loss in the nine months ended September 30, 1997 was attributable primarily to a non-recurring charge of $564,749, to a substantial increase in selling, general and administrative expenses, from $1,278,681 in the first nine months of 1996 to $4,923,936 in the nine months ended September 30, 1997, and to a reduction in sales of $385,595 relative to customer refunds for returned ENDUROX capsule inventory. The non-recurring charge of 564,749 was incurred in connection with the replacement by the Company of its customers' inventory of ENDUROX in encapsulated form with a caplet form of the product, and includes a reserve of $752,250 at September

30, 1997, which management believes is adequate to cover future exchanges or returns of retailers' capsule inventory. This replacement of inventory was required because the active herbal ingredient in ENDUROX is highly water absorbent, which resulted in the capsules changing color and/or size in conditions of high heat and humidity, even though the product was encapsulated in a gel capsule and sealed in a blister package. To rectify this problem, the Company decided to switch to a caplet form of product, in which the ingredients are compressed and coated, from the more porous gelatin capsule filled with ingredients in powdered form. ENDUROX is now sold by the Company only in caplet form. ENDUROX EXCEL and ENDUROX ProHeart were introduced in caplet form, but the introduction of these products was delayed as a result of the capsule problem with the original ENDUROX product, and the volume of original ENDUROX sales in the nine months ended September 30, 1997 was substantially below the Company's projections based upon the distribution which the Company had either obtained for the product or which was anticipated.


     The increase in selling, general and administrative expenses in the nine months ended September 30, 1997, was attributable primarily to increased expenditures for advertising and promotion. The promotional and advertising expenses incurred in 1997 were committed well in advance in order to obtain mass distribution in the case of television advertising and to obtain publication dates in the case of print advertising, and the level of such expenditures in the nine month period ended September 30, 1997 ($4,109,414) was in excess of sales revenues for the period. The remaining increases in selling, general and administration expense in the first nine months of 1997, as compared to the year earlier period, was primarily a function of increased staff and related expense as the Company progressed from the development stage to full operating status.

          (ii) Fiscal Year Ended December 31, 1996 Versus December 31, 1995

     In 1996, operating, selling, general and administrative expenses all increased dramatically over fiscal 1995 levels, primarily as a result of expenses incurred in development and marketing activities related to ENDUROX. Personnel related costs increased, from $54,237 in fiscal 1995 to $310,934 in fiscal 1996, primarily as a result of increases in staffing as the Company progressed from a development stage company in 1995 to full commercial operations in May 1996.

     Approximately 90% of the Company's sales in 1996 were in the second half of the year, with a majority occurring in the fourth quarter. Much of this sales volume was the result of "pipe-line fill", i.e., as the Company expanded its distribution network for ENDUROX, retailer purchases of opening inventory represented a substantial portion of sales. The Company had no sales in 1995.

     (c) Liquidity and Capital Resources

          (i) September 30, 1997


     At September 30, 1997, the Company's current assets exceeded its current liabilities by $391,243, with a ratio of current assets to liabilities of approximately 1.31 to 1 versus a ratio of approximately 5.99 to 1 at December 31, 1996. The change in current ratio was attributable primarily to the Company's operating losses in the nine months ended September 30, 1997, the decrease in accounts receivable ($1,427,580) being reflective of the decrease in sales in August and September 1997 compared to November and December 1996, ameliorated somewhat by the sale of Common Stock in the first quarter of 1997.


     Based on current activities and assuming successful completion of the offering, management expects the Company to be able to satisfy its cash requirements during the remainder of fiscal 1997 and in fiscal 1998 from the proceeds of this offering, from cash on hand and, if necessary, from a bank line of credit, secured by accounts receivable, which enables the Company to borrow up to 80% of the amount of current accounts receivable (defined as 90 days or less), to a maximum of $1,000,000. At September 30, 1997, the Company had not made any borrowings against this line of credit. The Company is in the second year of a three year promotional contract which requires annual payments of $300,000. Apart from this contract, the Company has no commitments for advertising or promotion expenditures beyond the fourth quarter of 1997. Commitments in the fourth quarter are approximately $80,000.

          (ii) December 31, 1996 and 1995

     At year end 1996 and 1995, the Company's cash resources were adequate for its immediate working capital needs. A need for additional funds in 1996 in order to begin marketing ENDUROX was anticipated, and this need was met through private offerings of 10% Convertible Preferred Stock in the fourth quarter of 1995 and first quarter of 1996 ($1,200,000), and of Common Stock in the second and third quarters of 1996 ($1,968,750). Total offering costs incurred in connection with these capital transactions were approximately $463,000, exclusive of non-cash compensation paid to the Underwriter for services relating to the transactions.

     Additional capital was raised through the sale of Common Stock to institutional investors in August 1996 ($525,000) and February 1997 ($999,999), and to two individual investors in December 1996 ($60,000) and April 1997 ($45,000). Total offering costs incurred in connection with these capital transactions were approximately $113,000, exclusive of non-cash compensation paid to the Underwriter for services relating to the August 1996 transaction.

     (d) Impact of Inflation

     The Company expects to be able to pass inflationary increases for raw materials and other costs on to its customers through price increases, as required, and does not expect inflation to be a significant factor in its business. However, the Company's operating history is very limited, and this expectation is based more on observations of its competitors' historic operations than its own experience.

     (e) Seasonality

     Nutritional supplement sales tend to be somewhat seasonal, with lower sales typically realized during the first and second fiscal quarters, and higher sales typically realized during the third and fourth fiscal quarters. The Company believes such fluctuations in sales are the result of greater marketing and promotional activities toward the end of each fiscal year, customer buying patterns, and consumer spending patterns related primarily to the consumers' interest in achieving personal health and fitness goals after the beginning of each new calendar year and before the summer fashion season. Some classes of products, however, differ in seasonality. For example, January typically is the best month for sales of products for weight loss and control. In any event, at this stage and for the foreseeable future, the Company believes that the impact of new product introductions and marketing expenses associated with the introduction of new products will have a far greater impact on its operations than industry and product seasonality.

     (f) Impact of Recently Issued Financial Accounting Standards

     In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 ("SFAS No. 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which provides guidance on how to measure impairment of long-lived assets, certain intangibles and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. The Company adopted this statement effective June 1, 1996, and expects that it will have no material effect on its financial position and results of operations.

     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation", which defines a fair value based method of accounting for stock based employee compensation plans. Under SFAS No. 123, companies are encouraged, but are not required, to adopt the fair value method for fiscal years beginning after December 15, 1995 for all employee awards granted after the beginning of such year. Companies are permitted to continue to account for such transactions under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25), but, in future years, must disclose, in a note to the financial statements, pro forma net income and earnings per share as if SFAS No. 123 had been applied. The Company has determined that it will not adopt the fair value method, but will continue to account for stock-based compensation under APB No. 25 and provide the requisite disclosure under SFAS No. 123.

     In February 1997, the Financial Accountant Standards Board issued SFAS No. 128 (SFAS No. 128), "Earnings per Share", which supersedes Accounting Principles Board Opinion No. 15 "Earnings per Share" and replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and provides guidance on other computational changes. SFAS No. 128 is effective for financial statements for both interim and annual periods ending after December 15, 1997. Earlier application is not permitted. The Company does not expect the adoption of SFAS No. 128 to have a material impact on the financial position and results of operations of the Company.

                            BUSINESS OF THE COMPANY

GENERAL

     The Company was incorporated in April 1995 to develop and market natural products based upon herbs and other botanicals with a demonstrated ability to improve and promote health and well being. Management of the Company believes that recent growth in the natural health product industry will continue, driven by the public's heightened awareness of the benefits of such products and a more favorable regulatory climate following the passage of the Dietary Supplement Health & Education Act of 1994. See "Government Regulation" below.

     From its organization in April 1995 until it introduced its first commercial product, ENDUROX(Registered), in March 1996, the Company was engaged primarily in organizational and financing activities, product research, and preliminary marketing and distribution activities. During this period, the Company developed a master broker network for ENDUROX and future products, and obtained distribution for its products in mass channels (mass merchandisers, chain drug and supermarkets) and through health food chains and individual stores.


     The product formulation for ENDUROX is based on a Chinese herb, ciwujia, which has been shown to enhance athletic performance, stamina and recovery, and was identified by the Company and the Institute of Nutrition and Food Hygiene of the Chinese Academy of Preventative Medicine (the "INFH") in Beijing, China. See " -- The China Relationship" below. In addition to ciwujia, which has long been used as part of traditional Chinese medicine for the treatment of fatigue and general malaise, the Company has identified other herbs and botanicals through its relationship with the INFH. The Company also has sought to identify products utilizing botanicals of non-Chinese origin and, where possible, to license products conceived or developed by others which have some level of market protection (e.g., through a patent, patent claim, manufacturing technology etc.) Most of the proposed new products discussed below are based on herbs and other natural ingredients which are not of Chinese origin.


     The Company's business strategy is to identify novel and safe natural products that have demonstrable health benefits and can be marketed without prior FDA approval under current regulatory guidelines, and to promote and market those products aggressively through mass and health food channels of distribution using, among other things, marketing claims based upon Company-conducted research and testing.

OVERVIEW OF THE NATURAL HEALTH PRODUCT MARKET

     According to industry sources, sales of natural products and supplements through all outlets were approximately $15 billion in 1996. Chain drug stores, mass merchandising and grocery outlets, which represent the bulk of sales of natural products and supplements, grew at a rate of 20% in 1996 over the previous year. The Company believes that this growth is being driven by information in the mass media which continues to highlight problems with the American diet; the fact that American consumers are becoming increasingly disenchanted with and skeptical about many conventional medical approaches to disease treatment; and, finally, recent clarifications and changes of food and drug laws that have eased significantly the regulatory burdens associated with the introduction and sale of dietary supplements.

     Public awareness of the positive effects of nutritional supplements on health has been heightened by widely publicized reports and medical research findings indicating a correlation between the consumption of a wide variety of nutrients and the reduced incidence of certain diseases. Reports have indicated that the United States government and universities generally have increased sponsorship of research relating to nutritional supplements. In addition, Congress has established the Office of Alternative Medicine within the National Institutes of Health to foster research into alternative medical treatment modalities, which may include natural remedies. Congress has also recently established the Office of Dietary Supplements in the National Institutes of Health to conduct and coordinate research into the role of dietary supplements in maintaining health and preventing disease.

     According to Congressional findings that accompanied the passage of the Dietary Supplement Health & Education Act of 1994, national surveys reveal that almost 43% of Americans regularly consume vitamins, minerals and herbal supplements and 80% consume these products at some time during their lives. The 35-and-older age group of consumers, which is expected to continue to grow over the next two decades, represents 78% of the regular users of vitamin and mineral supplements. Based on data provided by the United States Bureau of the Census, from 1990 to 2010, the 35-and-older age group of the United States population is projected to increase by 32%, a significantly greater increase than the 20% projected increase for the United States population in general.

     The Company believes that the aging of the United States population, together with a corresponding increased focus on preventative health care measures, will continue to result in increased demand for certain nutritional supplement products. Also, the Company believes that the continuing shift to managed healthcare delivery systems will place greater emphasis on disease prevention and/or health maintenance, areas with which natural health products are most identified.

     With respect to the distribution of natural health products, while distribution through small to large sized natural food stores remain a significant factor, the bulk of the growth is found in the mass merchandisers and health food chains such as General Nutrition Centers which now represent the majority of sales, and represent the fastest growing channels of distribution.

INITIAL PRODUCTS -- ENDUROX(REGISTERED)

     The Company's initial product, ENDUROX(Registered), is a dietary supplement the principal ingredient of which is the herb ciwujia. Laboratory tests conducted by the INFH compared the endurance of laboratory animals to which ciwujia was administered to groups using other herbs (ginseng, cordyceps and wolfberry) and to a control group. Test results showed that ciwujia significantly improved the test animals' endurance. Human trials, in which test subjects underwent aerobic and other measurements and assessments following various exercise routines with and without administering ENDUROX, were conducted in the exercise physiology laboratories at the Academy of Preventive Medicine, Institute of Food Hygiene, in Beijing, and the University of North Texas Health Science Center in Fort Worth, Texas. On the basis of these studies, researchers and the Company concluded that ENDUROX changed the way the body fuels a workout by shifting the fuel source from carbohydrate to fat, thereby increasing fat metabolism; built endurance by slowing the lactic acid buildup that causes muscle soreness and fatigue; raised the anaerobic threshold during workout; and sped recovery following workout, as measured by heart rate and lactic acid levels.

     The Company also conducted extensive qualitative and quantitative marketing research to measure consumer receptivity to a natural product that could improve exercise performance. The research showed, among other things, that almost 52 million consumers exercise more than 100 times per year ("frequent exercisers"), that the average household income of frequent exercisers exceeded $45,000 per year in 1995 and, in that year, frequent exercisers had spent over $5.3 billion on exercise equipment.

     Based on its market research, management decided to launch ENDUROX in both health food and mass consumer distribution channels, using a master broker for chain drug, grocery, and mass merchandisers and a separate master broker for the health food segments. The Company formally introduced ENDUROX on March 15, 1996, at the Natural Product Expo West in Anaheim, California. See "Marketing and Distribution" below.

     The first extensions to the ENDUROX line of products, ENDUROX EXCEL(Trademark) and ENDUROX ProHeart(Trademark), were introduced in March 1997. ENDUROX EXCEL contains 50% more ciwujia than regular ENDUROX, plus vitamin E. It is targeted to "serious" athletes, i.e., individuals who engage in competitive athletics or whose exercise regimen is comparable to that of a competitive athlete. ENDUROX ProHeart is targeted to the heart conscious consumers who exercise regularly. In addition to ciwujia, ENDUROX ProHeart contains vitamins E and C and folic acid. Sales of ENDUROX EXCEL and ENDUROX ProHeart were $407,831 and $564,052, respectively, in the nine months ended September 30, 1997.

PROPOSED PRODUCTS


     ENDUROX(Registered) RECOVER(Trademark) is a new sports drink in the development stage. The Company expects to obtain data from trials to be conducted for the Company at a number of institutions with well known exercise physiology departments to support its marketing claims. These trials are expected to be completed in the first quarter of 1998.



     The market for sports drinks currently exceeds $1.5 billion a year. This market is dominated by Gatorade, which is manufactured by Quaker Foods. In addition, there are a number of sports drink products primarily marketed through health food stores. These include MetRx, products from Weider Nutrition International, Champion Nutrition, and house brands sold by General Nutrition Centers. Sports drinks sold through health food channels, which is the market which the Company intends to target, represent approximately $300 million in sales, with the balance of sales being made in mass channels of distribution. The Company expects to initiate sales of this product in the second quarter of 1998.



     PROSOL PLUS(Trademark) is a new product based on the herb hypericum (St. John's Wort). Hypericum has been shown to be effective in treating the symptoms of mild to moderate depression in numerous clinical studies. In Germany, where the expense of hypericum use is reimbursed by government sponsored health insurance, it outsells Prozac, the leading US product for treating depression, by a substantial margin. Under the Dietary Supplement Health and Supplement Act of 1994, PROSOL PLUS cannot be marketed for the treatment of depression, as such, but can be marketed to improve emotional well-being. "See Government Regulation" below.



     The Company has filed a trademark application for the names PROSOL and PROSOL PLUS, and expects to launch advertising and promotional efforts for this product in January 1998. Initial sales of the product were made to GNC in the fourth quarter of 1997, and the Company expects initial retail sales to occur in December 1997.


     ARNICYN(Trademark) is a topical analgesic stick that contains a combination of natural ingredients which have demonstrated effectiveness in reducing the pain and inflammation of arthritis. The four herbal components in ARNICYN are capsaicin, menthol, arnica and boswellia serrata.


     The total market for topical analgesics in mass channels of distribution in 1997 exceeded $350 million. Some of the major brand names in this category include Bengay and Zostrix. Products containing capsaicin represent the fastest growing segment of the market. ARNICYN will be targeted to an estimated 20 million Americans who have arthritis. The Company intends to launch ARNICYN in December 1997 through direct response TV, and then expand distribution into chain drug and mass merchandisers.


     PO 2 is the Company's working name for a proposed new product based on a protein which, when ingested, stimulates the body's release of cholecystokinin, a peptide which is involved in the human digestive process. Research has shown that the release of cholecystokinin in humans increase satiety resulting in decreased food intake and, thus, provides an approach to weight loss and control using the body's natural appetite control mechanism.

     The proteins which stimulate cholecystokinin are called protease inhibitors and are found in soy and potatoes. Only the protease inhibitors obtained from potatoes, however, have been shown to be effective in humans. The investigator who showed that the protease inhibitor from potatoes stimulated the release of cholecystokinin received a use patent on the enzyme in 1985. However, purification of the enzyme was not commercially feasible until recently, when researchers developed a proprietary method of purifying the protein. This purified protease inhibitor (PO 2) has been found effective to stimulate the release of cholecystokinin in numerous studies, including studies published by researchers at the University of Texas Health Science Center and unpublished studies by the same researchers.


     The Company has signed a license agreement with the licensor of the patent covering the potato-derived protease inhibitor and the developer of the proprietary purification process. This agreement grants to the Company the exclusive world wide right to market and develop a number of weight loss products incorporating the purified protein ingredient, which would be supplied to the Company by the licensor.


     The Company expects the product, which is as yet unnamed, to be introduced as a powder drink that would be taken one hour prior to meals. The Company estimates that the product will be launched in limited distribution in the third quarter of 1998, with a full marketing and distribution to begin in January 1999. This schedule is intended to capitalize on the fact that approximately 30% of the annual sales of diet products and services typically occur in January. Industry data indicates a national market of approximately $3 billion for weight loss and weight control products, including prescription drugs, OTC products, diet foods and nutritional supplements.


     SPORTS ANALGESIC: Strains and sprains resulting from sports injuries are usually treated with a topical analgesic, an oral analgesic or a combination of both agents. There currently are no non-prescription products that can accelerate recovery from a sports injury in the sprain/strain category. The Company has formulated a product with both an internal and external component that it expects to launch in the third quarter of 1998. Management believes that a combination internal/external sports analgesic would represent a unique product in a category which has lacked innovation in the last ten years. The Company intends to work with professional trainers both in evaluating the product and also using their endorsements to promote the product. This product would be distributed through health food stores and selected mass merchandisers.


THE CHINA RELATIONSHIP

     In connection with its organization, the Company entered into an Exclusive Technology Sharing and Strategic Alliance Agreement and a Licensing Agreement with the Institute of Nutrition & Food Hygiene of the Chinese Academy of Preventive Medicine (the "INFH") in Beijing, People's Republic of China. The purpose of these agreements and relationships to obtain access to agents derived from natural sources proven effective in China, where the use of herbs in health and healing has been an integral part of "traditional" Chinese medicine for over 4,000 years, as well as to Chinese research and manufacturing "know how" in this area.


     INFH is the most prestigious nutritional organization in China, reporting directly to the Ministry of Health. The INFH has worked closely with the World Health Organization and is involved in on-going research concerning the relationship of nutrition with health and disease from a mechanistic and epidemiological perspective, and the role of natural products in maintaining and preventing disease. Under its agreements with the Company, the INFH has granted to the Company the exclusive right to commercialize within and outside of China all products identified and developed by the Company and the INFH based upon natural TCM herbs and other natural agents in nine specified areas: obesity management, sports recovery/anti-fatigue, female health (PMS and estrogen supplementation), health teas, arthritis, diabetes mellitus and cholesterol lowering. The INFH also has agreed to seek out and enter into licensing agreements with other Chinese institutions for other natural constituents that can be used in products for the treatment of disease and maintenance of health and well being, and either to assign such licenses to the Company or give the Company a right of first refusal to license the product. Nothing in the Company's agreements with the INFH or other Chinese institutions, however, prevents any other person or company from buying herbs and other natural agents in China for use or resale inside or outside of China.


     The Company has agreed, after the Company achieves a defined level of profitability, to pay a royalty (starting at 2% on annual net sales under $25 million, and declining to 0.5% on annual net sales in excess of $200 million) to the INFH based upon sales of products utilizing natural constituents exported from China or developed in China, or based in whole or in part on such constituents. The level of profitability which the Company must achieve in any annual period before a royalty must be paid is such that the Company's pre-tax profits in the period, less 50% of the Company's accumulated loss carry forward, less taxes, and less royalties payable to the INFH must be greater that zero. Prior to the date of this Prospectus, the Company has not paid any royalties to the INFH pursuant to this agreement, and the Company does not anticipate incurring any obligation to pay royalties until the year ended December 31, 1998, at the earliest. See "Certain Relationships and Related Transactions -- Certain Other Transactions".

     None of the aforementioned agreements has a fixed termination date, although the agreements may be terminated by either party upon ninety (90) days notice in the event of a material breach.

MANUFACTURING

     The Company does not intend to develop its own manufacturing capabilities since management believes that the availability of manufacturing services from third parties on a contract basis is more than adequate to meet the Company's needs in the foreseeable future. The Company has identified and worked with a number of manufacturers who have sufficient manufacturing capacity to meet the short and intermediate-term production needs of the Company, and who will assist the Company in its development work, as in the case of ENDUROX.

     The Company has used the services of a number of companies to assist in the manufacture of its ENDUROX line of products. Ciwujia is harvested and extracted in China under the supervision of quality control scientists from the INFH. Every lot of ciwujia extract is standardized and undergoes a broad range of quality assurance tests. The extract is then shipped to a processor in the United States, where it is spray dried. Following the spray dry procedure the product is shipped to an encapsulator and, from the encapsulator, to a packager where it is blister packed and packaged. The product is then shipped to a distribution center in Cincinnati, Ohio.

     The Company has no existing contractual commitments or other arrangements for the future manufacture of its products. Rather, it places orders for manufacturing services as required based upon price quotations and other terms obtained from selected manufacturers.

     ENDUROX is, and future products of the Company are expected to be, manufactured in the United States.

MARKETING AND DISTRIBUTION

     The Company's first product, ENDUROX(Registered), a dietary supplement in the sports performance and recovery market segment, was introduced in March 1996, and commercial shipments of the product were begun in May 1996. Extensions on the ENDUROX product line (ENDUROX EXCEL(Trademark) and ENDUROX
ProHeart(Trademark)) were introduced in March 1997.

     The Company has pursued a "multi-channel" distribution strategy in marketing its line of ENDUROX products, and intends to follow a similar strategy with future products. The ENDUROX line of products is sold in retail outlets in all 50 states, with customers in the mass channels of distribution including mass merchandisers such as WalMart, KMart and Target; chain drug stores such as CVS, Walgreens, Eckerds and Rite Aid; and grocery supermarkets such as Pathmark and Albertsons. The Company distributes its products to the health food market through General Nutrition Centers, a chain with over 2,800 outlets (see "Risk Factors -- Dependence Upon Significant Customers"), and independent health food retailers. The Company also sells through other channels, such as sports specialty stores such as The Sports Authority and health clubs. The nature of the product and its target market dictate the channels of distribution in which a product is launched, and the level of effort directed to each channel of distribution.

     ENDUROX ProHeart presently is distributed through leading health food stores and General Nutrition Centers. The Company plans to expand distribution of ENDUROX ProHeart into mass channels, specifically chain drug and mass merchandisers, in the fourth quarter of 1997. Advertising for this product will commence in February 1998, which is National Heart Month, primarily in magazines that reach the over 50 age bracket. The product also will be supported by an extensive public relations campaign creating awareness on the importance of exercise, antioxidants and folic acid in helping protect and maintain heart health.

     The Company uses two master brokers in its distribution network, one for mass volume retailers and the other for the health food market. Both master brokers receive a fixed monthly payment plus a commission on sales under agreements that are terminable at will by either party on relatively short notice. Most of the Company's customers are sold direct through its broker networks, although large drug wholesalers are used to reach smaller chains and independents. General Nutrition Centers, which is the Company's largest customer, is a "house account" which the Company sells directly outside its broker network. The Company also is considering the use of electronic media such as direct response TV, "home shopping" networks and, possibly, TV infomercials to market one or more of its new products. The Company believes that electronic media can serve as a means of gaining immediate sales volume while laying a foundation for broader distribution through mass channels.

     The Company began distribution of ENDUROX in Canada in 1997 through an independent distributor, with the first retail sales made in April 1997. At the present time, this represents the Company's sole non-US marketing channel. The Company is seeking regulatory clearances to distribute ENDUROX in Europe, South America and Asia, but there is no assurance that the Company will obtain these clearances, and, in any event, the Company does not expect to be in a position to begin significant distribution outside the United States until the end of 1998 at the earliest.

     To support its marketing efforts, the Company advertises in trade and consumer health food and sports magazines and on television, attends trade shows and exhibitions, sponsors promotional programs and events and in-store promotions, and engages in an extensive public relations effort that has included television, that has resulted in articles in numerous health, fitness, trade and natural products publications, which the Company also uses to promote its products. In September 1996, the Company entered into a three year endorsement contract with former professional football player Joe Montana. Mr. Montana receives an annual fee, and also received an option to purchase 25,000 shares of Common Stock upon execution of the endorsement contract. See "Description of Capital Stock -- Other Options and Warrants". The Company has made extensive use of television and other media advertising featuring Mr. Montana, and Mr. Montana also has been featured in a number of the Company's promotional and public relations activities. Other paid endorsers for the Company include Frank Shorter (two-time Olympic medalist), Jeff Galloway (former Olympian and author of the leading running book sold in North America), Debbi Lawrence (two-time Olympian and considered America's greatest racewalker), Dave Scott (six-time winner of the "Ironman" competition) and Grete Waitz (nine-time winner of the New York City Marathon).

     In the twelve-month period December 31, 1996 and the nine months ended September 30, 1997, the Company's expenditures for product advertising and promotion were approximately $1,303,880 and $4,109,414, respectively.

COMPETITION

     Dietary supplements are distributed in variety of ways, including independent health food suppliers, such as the Company, who focus on vitamins and dietary supplements; mass volume retail suppliers; gym and health club product suppliers; direct sale and mail order vendors; and private label manufacturers. The Company estimates that there are approximately 20 large national companies that manufacture or distribute herbal products and medicinals. Generally, these companies are well funded and sophisticated in their marketing approaches. Examples are Weider Nutrition International, Nature's Way, Nature's Herbs and Solaray, Inc. In addition, there are a number of large, multilevel marketers such as Shaklee, Herbalife and Amway that sell encapsulated herbs, diet products, herbal supplement formulas and vitamin supplements.

     As the market for herbal products and medicinals has increased, major retailers such as GNC have introduced house brands to take advantage of their retailing strength, a trend that is likely to continue. Although major retailers generally have not introduced innovative products in the past, the Company believes that house brands represent a competitive threat once a product has become established. Large pharmaceutical companies and packaged food and beverage companies also participate in the nutritional supplement market on a limited basis. Increased competitive activity from such companies could have a material, adverse effect on the Company and other participants in the industry since such companies have greater financial and other resources available to them and possess far more extensive manufacturing, distribution and marketing capabilities than the Company and its other competitors.


     Since the Company's products are based upon natural ingredients, its competitors have access to the same ingredients and will be able to develop and market products the same as or similar to the Company's products. Except to the limited extent that the Company may obtain patent protection for certain uses of ingredients in its products, its competitors' products may make the same claims of benefits from use of the products that the Company makes. Thus, long term success in the marketplace for any of the Company's products is likely to be less dependent on the novelty of the product than on such factors as distribution and marketing capabilities. In this regard, investors should note that GNC, the Company's largest customer, presently offers a "generic" product that is based on ciwujia, the natural ingredient on which the Company's ENDUROX line of products is based.


     As the nutritional supplement industry grows and matures, it can be expected that retailers will favor suppliers that can provide innovative and high margin products, who are financially stable and who aggressively market and promote a wide line of products. Independent companies which have a limited product line, and who fail to develop new, innovative products and support them with strong marketing efforts will be unlikely to succeed in that environment.

GOVERNMENT REGULATION

     The Company believes that all of its existing and proposed products, as described above, are dietary supplements which do not require governmental approvals to market in the United States. The processing, formulation, packaging, labeling and advertising of such products, however, are subject to regulation by one or more federal agencies including the Food and Drug Administration ("FDA"), the Federal Trade Commission, the Consumer Products Safety Commission, the Department of Agriculture and the Environmental Protection Agency. See "RISK FACTORS -- Government Regulation". The Company's activities also are subject to regulation by various agencies of the states and localities in which its products are sold.

     The FDA traditionally has been the main agency regulating the types of products sold by nutritional supplement firms such as the Company, but much of that authority stemmed from the FDA's treatment of dietary supplements as food additives and drugs. The FDA's role in this area was reduced mainly to policing the activities of makers of dietary supplements by the enactment of the Dietary Supplement Health and Education Act of 1994 (the "DSHEA") in October 1994. The DSHEA amended and modified the application of certain provisions of the Federal Food, Drug and Cosmetics Act (the "FFDC Act") as they relate to dietary supplements, established an Office of Dietary Supplements at the National Institute of Health in order to coordinate and conduct scientific research into the health benefits of dietary supplements, established a presidential commission to study and make recommendations on the regulation of label claims and statements for dietary supplements, and required the FDA to promulgate regulations consistent with the DSHEA and the recommendations of the presidential commission.

     Prior to the enactment of the DSHEA, the FDA had required nutrition labeling on all dietary supplements and prohibited the making of any health claim on a dietary supplement unless the supplement was consumed as a food, its components were demonstrated to be safe, and the health claim was supported by significant scientific agreement and approved by the FDA. Passage of the DSHEA impacted the FDA's ability to issue and implement regulations with respect to dietary supplements by exempting such products from classification as "food additives" or, in most circumstances, "drugs". Although the DSHEA is generally viewed as a positive development for companies that sell dietary supplements such as vitamins, minerals, herbs, botanicals, amino acids and similar substances, the legislation imposed significant requirements that must be adhered to in order for a product to qualify for the safe harbors established by the DSHEA.

     The DSHEA defines a dietary supplement to include (i) any product intended to supplement the diet that bears or contains a vitamin, mineral, herb or other botanical, an amino acid, a substance to supplement the diet by increasing the total dietary intake, or any concentrate, constituent, extract, or combination of any such ingredient, provided that such product is either intended for ingestion in tablet, capsule, powder, softgel, gelcap, or liquid droplet form or, if not intended to be ingested in such form, is not represented for use as a conventional food or as a sole item of a meal or the diet, (ii) is not represented for use as a conventional food or as a sole item of a meal or the diet, and (iii) is labeled as a dietary supplement. The definition also includes highly technical provisions dealing with a dietary supplement that contains an ingredient that also has been approved by the FDA as a drug. The practical effect of such an expansive definition is to ensure that the new protections and requirements of the DSHEA will apply to a wide class of products.

     One important provision of the DSHEA exempts the dietary ingredients in dietary supplements from being treated as "food additives". Any substance that is added to a food product that is not "generally recognized as safe" by experts whose opinion is based on published scientific literature is subject to being regulated as a food additive by the FDA. Under the FFDC Act, a substance that is a food additive may not be added to food products unless explicitly permitted by the FDA by issuance of a regulation. Petitioning the FDA for such a regulation is a process that could take five years or more, and involve the expenditure of hundreds of thousands of dollars or more to test a product and participate in any ensuing proceedings. Prior to enactment of the DSHEA, dietary supplement ingredients were often alleged to have "food additive" status.

     Although dietary supplements are now exempted from treatment as food additives by the FDA, the DSHEA imposed significant new safety standards regulating dietary supplements to prevent the sale of dietary supplements that are unsafe, toxic, unsanitary or adulterated. The DSHEA provides that a dietary supplement will be deemed to be an adulterated food if it presents a significant or unreasonable risk of illness or injury when used in accordance with its labeling or, if no conditions of use are suggested or recommended in the labeling, under ordinary conditions of use. Generally, the FFDC Act prohibits the introduction or delivery of adulterated food into interstate commerce so a dietary supplement that is deemed adulterated may not be sold or distributed through interstate commerce. The FDA has the burden of proof in establishing that a dietary supplement is adulterated under such a standard, thereby reducing the FDA's role from one of preapproval of dietary supplements to that of policing those substances that present a significant or unreasonable risk of illness or injury.

     The DSHEA also imposes additional requirements that must be adhered to for dietary supplements which contain a "new" dietary ingredient. Under the DSHEA, a "new" dietary ingredient is one that was not marketed in the United States before October 15, 1994. A dietary supplement that contains such a new dietary ingredient will be deemed to be adulterated unless either (a) all ingredients contained in the dietary supplement have been present in the food supply as an article used for food in a form in which the food has not been chemically altered, or (b) there is a history of use or other evidence of safety establishing that the new dietary ingredient, when used under the conditions recommended or suggested in the labeling, will reasonably be expected to be safe. In order to qualify for the safe harbor under the second condition, a manufacturer/distributor of the new dietary ingredient or supplement must provide, at least 75 days before introducing or delivering for introduction such substance into interstate commerce, information to the FDA that forms the basis on which the manufacturer/distributor has concluded that a dietary supplement containing the new dietary ingredient is reasonably expected to be safe.

     Finally, the DSHEA provided non-delegable authority to the Secretary of the Department of Health and Human Services to declare that a dietary supplement poses an imminent hazard to public health or safety. Following such declaration, it is immediately illegal to market such a product, although the Secretary must thereafter promptly hold a formal hearing in order to determine whether to affirm or withdraw the declaration.

     The DSHEA also has increased the ability of sellers of dietary supplements to provide information about their products to consumers. Prior to the enactment of the DSHEA, the FDA position was that any publication used in connection with the sale of a dietary supplement could be regulated by the FDA as "labeling". Further, if the publication in question contained information claiming or suggesting that an ingredient present in a dietary supplement might be used in the cure, mitigation, treatment or prevention of any disease, such supplement would be subject to regulation under the FDA Act as a drug. Under the DSHEA, however, a publication, including an article, a book or chapter in a book, or an official abstract of a peer reviewed scientific publication that appears in an article and was prepared by the authors or the editors of a publication, is not considered labeling and may be used in connection with the sale of a dietary supplement to consumers if such publication is reprinted and it

(i) is not false or misleading; (ii) does not promote a particular manufacture or brand of a dietary supplement; (iii) is displayed or presented with other items on the same subject matter so as to present a balanced view of the available scientific information; (iv) is physically separate from dietary supplements if displayed in an establishment where such products are sold; and
(v) does not have appended to it any information by sticker or any other method. The United States has the burden of proof to establish that a publication is false or misleading if a proceeding is established to prevent a publication. The DSHEA specifically provides that it does not restrict a retailer or wholesaler of dietary supplements in any way whatsoever from selling books or other publications as a part of its business. These provisions of the DSHEA may indirectly affect the Company because they will make it easier for retailers and wholesalers that sell the Company's products to display and sell publications that are related to the Company's business and discuss the benefits of dietary supplements such as the ones that the Company manufactures and distributes.

     FDA regulations published prior to the enactment of the DSHEA and pursuant to the Nutrition Labeling and Education Act prohibit the use of any health claim in the labeling of any food products, including brochures, unless the claim of such labeling is first approved by the FDA by regulation. Under the DSHEA, companies that manufacture and distribute dietary supplements are allowed to make any of the following four types of statements with regard to nutritional support on labeling without FDA approval: (i) a statement that claims a benefit related to a classical nutrient deficiency disease and discloses the prevalence of such disease in the United States; (ii) a statement that describes the role of a nutrient or dietary ingredient intended to affect structure or function in humans; (iii) a statement that characterizes the documented mechanism by which a nutrient or dietary ingredient acts to maintain or function; or (iv) a statement that "describes general well-being" from consumption of a nutrient or dietary ingredient. In addition to making sure that a statement meets one of these four criteria, a manufacturer of the dietary supplement must have substantiation that such statement is truthful and not misleading, must not claim to diagnose, mitigate, treat, cure, or prevent a specific disease or class of diseases, and must contain the following disclaimer, prominently displayed in boldface type:
"This statement has not been evaluated by the Food and Drug Administration. This product is not intended to diagnose, treat, cure, or prevent any disease." Additionally, the manufacturer must notify the Secretary of Health and Human Services no later than 30 days after the first marketing of the dietary supplement to which such statement relates. In addition, a dietary supplement must list the name and quantity of each ingredient and the total weight of a proprietary blend, be identified as a "dietary supplement", and identify the part of a plant from which any herb or botanical ingredient is derived. Special rules for branding apply if there is an official FDA monograph covering the class of product in which the dietary supplement is classified.

     The DSHEA did not limit the FDA's ability to regulate manufacturing but authorized the FDA to prescribe good manufacturing practice regulations for dietary supplements which are to be modeled after current good manufacturing practice regulations for food. Since the manufacturers which are involved in manufacturing the Company's products are experienced in producing products subject to FDA manufacturing standards, the Company does not believe that new regulations regarding manufacture of dietary supplements will adversely affect the Company or its suppliers.

     The effect of new federal regulations and standards is that, although the authority of the FDA to regulate dietary supplements has been limited, it and other government agencies, particularly the Department of Health and Human Services, have been granted substantial new policing authority to stop the distribution of a dietary supplement if government personnel believe they can show that the product is not safe. The Company is not able to predict with certainty the long term impact of this regulatory scheme on its activities.

PATENTS AND TRADEMARKS


     The Company received a United States patent in December 1996 covering the use of ciwujia, the principal active herb in ENDUROX, to improve physical performance and stamina during exercise, and for enhancing recovery after exercise is completed. The Company has applied for foreign patents on ciwujia in Canada, Mexico, all Western European countries and in 51 other principal European,

South American and Asian countries. To the extent the Company does not have patents on its products, there can be no assurance that another company will not replicate one or more of the Company's products, nor is there any assurance that patents which are obtained, including the ciwujia patent, will provide meaningful protection or significant competitive advantages over competing products. For example, the Company's use patent on ciwujia would not prevent sale of the herb with a claim or for a use that was not covered by the Company's patent.


     The Company believes that certain of its proposed products also may be eligible for "use" patents, and patent coverage will be considered in seeking to license products developed by others. There is no assurance, however, that the Company will receive any additional patents, or that any patents which it does have or may obtain will provide meaningful protection. The Company does not believe that patent protection will be as significant to its growth as such factors as product selection and the extent and effectiveness of its advertising and other marketing and promotional activities.

     The Company has federal trademark registrations for ENDUROX(Registered) and has trademark applications pending to register ARNICYN(Trademark), PROSOL(Trademark), ENDUROX(Registered) ProHeart(Trademark) and ENDUROX(Registered) EXCEL(Trademark) pending with the United States Patent and Trademark Office. See "BUSINESS -- Proposed Products". The Company also has filed the ENDUROX trademark in all Western European countries, Canada, Mexico and Japan. The Company's policy is to pursue registrations for all of the trademarks associated with its key products, and to protect its legal rights concerning the use of its trademarks. The Company relies on common law trademark rights to protect its unregistered trademarks.

EMPLOYEES


     At the present time, the Company has seven full time employees at its Woodbridge, NJ offices. Of these, two employees are executive and administrative, two are in sales and marketing, and two are in accounting and operations. The Company also employs two persons on a part-time basis in its Beijing, People's Republic of China, office in research and development, and employs a number of consultants who devote limited portions of their time to the Company's business. The Company intends to expand its staff following this offering, through the addition of five individuals, principally for sales and marketing purposes. None of the Company's employees are represented by a union, and the Company believes that its employee relations are good.


OFFICES AND OTHER FACILITIES


     The Company presently leases approximately 2,645 square feet of office space from CSC Associates, a company owned by Robert Portman, President and a Director, and David Portman, Secretary and a Director, of the Company at a monthly rental of $2,645, plus utilities. The Company's lease with CSC Associates expires January 31, 2000. See "Certain Relationships and Related Transactions".


     The Company also leases laboratory and office space from the INFH at 29 Nan Wei Road, Beijing, at a yearly cost of $4,000.

     The Company believes that its facilities are adequate for its present needs.

LEGAL PROCEEDINGS

     The Company is not a party to, or involved in, any legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The current directors and executive officers of the Company are as follows:


Robert Portman, PhD...............  President and Chief Executive Officer, Treasurer
                                    and Chairman of the Board of Directors
Jonathan D. Rahn..................  Executive Vice President, Chief Financial Officer
                                    and Director
David I. Portman..................  Secretary and Director
T. Colin Campbell, PhD............  Director
Irving I.A. Tabachnick, PhD.......  Director


     DR. ROBERT PORTMAN, age 53, has served as President, Treasurer and Chairman of the Board of Directors of the Company since its inception. Dr. Portman has a PhD in Biochemistry and worked as a senior scientist at Schering Laboratories before co-founding M.E.D. Communications in 1974 with his brother, David Portman. In 1987, Dr. Portman started a consumer agency and, in 1993, he merged both agencies to form C&M Advertising. C&M Advertising, with billings in excess of $100 million, handled national advertising for such diverse accounts as Berlex Laboratories, Ortho-McNeil Laboratories, Tetley Tea, Radisson Hotels and HIP of New Jersey. Effective June 1, 1995, Dr. Portman relinquished his responsibilities as Chairman of C&M Advertising (which since has been renamed "The Sawtooth Group") to assume his present positions with the Company on a full time basis, and, in September 1996, Dr. Portman sold his interest in that company. Dr. Portman is a minority stockholder (less than 2%) of the Underwriter.


     In April 1988, Dr. Portman incorporated a company to develop and market a patented dental device. A prototype of the device was developed in conjunction with researchers at the University of Pennsylvania. In 1993, Dr. Portman determined that the investment of additional funds for the purpose of marketing and advertising the product was not warranted, and the company, HydroDent Laboratories, Inc., of which Dr. Portman then was the President and principal stockholder and creditor, was liquidated in the U.S. Bankruptcy Court for the District of New Jersey.



     JONATHAN D. RAHN, age 53, is the Executive Vice President and Chief Financial Officer, as well as a director, of the Company. From the inception of the Company to his employment by the Company in July 1996, Mr. Rahn served as a consultant to the Company in financial and certain operational matters. Mr. Rahn, a certified public accountant, has over 30 years experience in accounting and financial analysis, and has held various executive positions for a number of diverse businesses, both public and private. For approximately three years immediately preceding his employment by the Company, he was a self-employed consultant involved in the evaluation, due diligence and structuring of investments in and acquisitions of development-stage companies.


     DAVID I. PORTMAN, age 56, has served as Secretary and a Director of the Company from its inception. Mr. Portman has a BS in Pharmacy and an MBA. He worked as a sales representative and marketing manager for Eli Lilly, Beecham-Massengill, Winthrop Laboratories and Sandoz Pharmaceuticals before co-founding M.E.D. Communications in 1974. In 1988, Mr. Portman sold his interest in M.E.D. Communications to Robert Portman, and became President of TRIAD Development, a real estate company that has numerous commercial and rental properties in New Jersey, a position that he still holds. Mr. Portman also has served as a director of the Underwriter since 1993, and is a minority stockholder (less than 1%) of the Underwriter.

     Robert Portman and David Portman are brothers.

     DR. T. COLIN CAMPBELL, age 63, has served as a Director of the Company since its inception. Dr. Campbell also serves as Chairman of the Company's U.S. Scientific Advisory Board. Dr. Campbell has been Jacob Gould Schurman Professor of Nutritional Biochemistry of Cornell University since 1985. Over the past three decades, Dr. Campbell, has been directing research correlating diet, lifestyle and disease. In 1979, Dr. Campbell, with the encouragement of the Chinese government, initiated the largest epidemiological study ever undertaken focusing on the relationship between nutrition and disease. The China-Cornell Research Project is expected to continue well into the 21st Century. Dr. Campbell is an honorary professor at the Chinese Academy of Preventive Medicine.


     DR. IRVING I.A. TABACHNICK, age 73, was elected a director of the Company in December 1997. Dr. Tabachnick has served as a consultant to Schering Plough Corporation, a New York Stock Exchange listed company, since 1989. Prior to 1989, he was employed by Schering Plough Corporation in a number of positions, including Vice President -- Drug Safety and Metabolism, Senior Director -- Biological Research and Development, and Director -- Biological Sciences and Director -- Physiology and Biochemistry.



     In connection with a private placement of 10% Convertible Preferred Stock, completed in January 1996 for which the Underwriter acted as placement agent, the Company agreed to use its best efforts to elect to its Board of Directors one nominee designated by the Underwriter and as to whom the Company had no reasonable objection, and a second nominee mutually selected by the Company and the Underwriter. Prior to this offering, Jonathan D. Rahn was the designee mutually selected by the Company and the Underwriter. While the Company expects him to continue to serve as a director, Mr. Rahn is not now serving as and will not in the future be a designee of the Underwriter. Pursuant to the underwriting arrangements for this offering, the Company has agreed for a period of five years from the date of this Prospectus to cause a person designated by the Underwriter to be elected to the Company's Board of Directors. See "Underwriting." This agreement supersedes earlier agreements between the Company and the Underwriter relating to election of persons designated by the Underwriter to the Company's Board of Directors. The Underwriter has not advised the Company of any designee to serve on the Board of Directors and, further, has advised the Company that it does not intend to exercise its right to designate a nominee for election as a director in the near future.



     Under corporate governance rules applicable to issuers with securities listed on the Nasdaq SmallCap Market, the issuer must have a minimum of two independent directors and an audit committee with a majority of independent directors. At the present time, the Company considers T. Colin Campbell and Irving I.A. Tabachnick to be "independent" directors, and has formed an Audit Committee consisting of Dr. Campbell, Dr. Tabachnick and Jonathan D. Rahn.


OTHER KEY ADVISORS AND CONSULTANTS

     In addition to its executive officers, the Company considers Dr. Junshi Chen to be a key advisor. Dr. Chen, age 62, is Chairman of the Company's Chinese Scientific Advisory Board, and is a Professor and Deputy Director of the INFH. Besides directing the research activities of the INFH, Dr. Chen is a recognized expert in China on nutritional status and cancer mortality and the antioxidant properties of various dietary constituents. Dr. Chen also is a member of the Political Consultative Group of China, a select group of individuals who serve as advisors to the government and the People's Congress, and a member of the government committee which reviews and approves new drug applications in China.

COMPENSATION OF EXECUTIVE OFFICERS


     Robert Portman is the only executive officer of the Company with a fixed-term employment agreement. Under this agreement, Dr. Portman is employed for a three year term commencing January 1, 1998, at an annual salary of $150,000 for the first two years, and at a salary to be determined by the Compensation Committee of the Company's Board of Directors during the third year. In addition to salary, Dr. Portman is entitled to receive a bonus of $25,000 if the Company's net, pre-tax income in the fiscal year ending December 31, 1998, exceeds $25,000, and a further bonus equal to five percent of the amount, if any, by which the Company's net, pre-tax income exceeds $1,000,000 in the fiscal years ending December 31, 1998 and 1999.



     Dr. Portman's employment agreement also provides for the grant of options under the Company's Incentive Stock Option Plan, described below, to purchase up to 475,000 shares of Common Stock at a price of $6.00 per share, the initial public offering price of shares in this Offering. This option vests as to one-third of the shares issuable upon full exercise of the option as of the first, second and third anniversaries of the effective date of the employment agreement, provided that Dr. Portman is employed by the Company at such dates. To the extent not previously vested, the option also will vest if Dr. Portman's employment is terminated by the Company without cause. In addition, if Dr. Portman's employment is terminated by the Company without cause, or by Dr. Portman with cause, Dr. Portman will be entitled to receive payment of an amount equal to the lesser of full salary for one year or for the remaining term of the agreement.


     The table below sets forth information concerning compensation paid to Dr. Portman in 1996. No other executive officer of the Company received compensation of $100,000 or more in fiscal 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG TERM COMPENSATION
                                                                        --------------------------------------------
                                                                                 AWARDS                 PAYOUTS
                                                                        ------------------------   -----------------
                                                                                      SECURITIES               ALL
                                                                        RESTRICTED      UNDER-                OTHER
                                ANNUAL COMPENSATION     OTHER ANNUAL       STOCK        LYING       LTIP     COMPEN-
  NAME AND PRINCIPAL           ----------------------   COMPENSATION     AWARD(S)      OPTIONS/    PAYOUTS   SATION
       POSITION         YEAR   SALARY ($)   BONUS ($)        ($)            ($)        SARS (#)      ($)       ($)
  ------------------    ----   ----------   ---------   -------------   -----------   ----------   -------   -------
Robert Portman........  1996    162,500(1)     -0-            (2)           -0-        225,000       -0-       -0-

------------------
(1) Includes $37,500 accrued in respect of 1995 salary which was paid in 1996.

(2) Less than 10% of annual salary and bonus.

     The following table sets forth certain information regarding the options granted to Dr. Portman in fiscal 1996:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                        NUMBER OF     PERCENT OF TOTAL
                                                        SECURITIES      OPTIONS/SARS     EXERCISE
                                                        UNDERLYING       GRANTED TO      OR BASE
                                                       OPTIONS/SARS     EMPLOYEES IN      PRICE     EXPIRATION
                        NAME                           GRANTED (#)      FISCAL YEAR       ($/SH)       DATE
                        ----                           ------------   ----------------   --------   ----------
Robert Portman.......................................    225,000             32%           3.75      3/31/01

     The following table sets forth information with respect to the number of unexercised options and the value of unexercised "in-the-money" options held by Dr. Portman at December 31, 1996.

          AGGREGATED OPTION/SAR EXERCISES IN 1996 LAST FISCAL YEAR AND
                         OPTION/SAR VALUES AT 12/31/96

                                                              NUMBER OF SECURITIES
                                  SHARES                     UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED IN-
                                 ACQUIRED                    OPTIONS/SARS AT FISCAL        THE-MONEY OPTIONS/SARS
                                    ON                            YEAR-END (#)            AT DECEMBER 31, 1996 ($)
                                 EXERCISE      VALUE       ---------------------------   ---------------------------
             NAME                  (#)      REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
             ----                --------   ------------   -----------   -------------   -----------   -------------
Robert Portman.................    -0-          -0-          100,000        425,000        200,000        456,250

     For the purpose of computing the value of "in-the-money" options at December 31, 1996, in the above table, the fair market value of the Common Stock at December 31, 1996, is deemed to be $4.00 per share, as determined by the Board of Directors of the Company and equal to the last price at which the Company sold its Common Stock in 1996.

DIRECTORS' COMPENSATION

     None of the Company's directors received compensation for their services as directors in 1996. T. Colin Campbell, a director of the Company, received an option to purchase 5,000 shares of Common Stock pursuant to the Company's 1995 Incentive Stock Option Plan in recognition of his services as Chairman of the Company's U.S. Scientific Advisory Board. The option is exercisable at a price of $3.75 per share, and expires March 1, 2001.

STOCK OPTION PLAN


     1995 Plan: In August 1995, the Company adopted an Incentive Stock Option Plan (the "1995 Plan") and reserved 582,000 shares of Common Stock for issuance upon the exercise of options granted under the 1995 Plan. The number of shares reserved for issuance under the 1995 Plan subsequently was increased to 1,500,000 shares. Options under the 1995 Plan are not designed to qualify for special tax treatment as statutory "incentive stock options" under Section 422 of the Internal Revenue Code of 1986. As a result, persons who exercise options under the 1995 Plan are subject to federal income taxation on the difference between the exercise price of the option and the fair market value of the shares purchased upon exercise as of the date of exercise, and the Company is eligible for a corresponding deduction in computing its income for tax purposes.

     The 1995 Plan is administered by the Board of Directors, or a committee of the Board if it elects to delegate administration of the 1995 Plan to a committee. To date, the Board has not done so.


     The Board has full discretion to determine the persons or entities to receive options under the Plan, including non-employee consultants and advisors to the Company. The Board also has substantial discretion as to the terms and duration of the options granted, provided that the exercise price of options may not be less than the lower of (i) "market value" of the Common Stock, as determined by the Board, on the date the option is granted, or (ii) 50% of the then current conversion price of the Company's 10% Convertible Preferred Stock. Unless sooner terminated, the 1995 Plan terminates on December 31, 2004. There presently are outstanding options to purchase 1,420,200 shares of Common Stock at prices ranging from $2.00 to $6.00 granted under the 1995 Plan.



     In connection with obtaining regulatory clearances to conduct this offering in certain states, the Company has agreed that it will not issue or grant additional employee stock options a warrant for a period of one year from the date of this Prospectus.


     Bonus Option Program: In July 1996, the Company adopted a Bonus Stock Option Award Program (the "Bonus Option Program") expressly for Robert Portman. The Bonus Option Program provided for the grant to Dr. Portman of options to purchase 25,000 shares of Common Stock for each $1,000,000 increase in the Company's valuation, as defined in the Program, between June 30, 1996 and December 31, 1996, December 31, 1996 and December 31, 1997, and December 31, 1997 and December 31, 1998. Any options granted were to be exercisable for a period of five years from the date of grant at a price equal to the fair market value of the Common Stock at the date of grant.


     The Bonus Option Program was cancelled in connection with Dr. Portman entering into a new employment agreement with the Company, which is effective January 1, 1998. See "Compensation of Executive Officers" above.


SCIENTIFIC ADVISORY BOARDS

     The Company has established U.S. and Chinese Scientific Advisory Boards to provide it with on-going advice and counsel regarding research direction, product development, analysis of data and general counseling. As a need rises, the Company consults with individual members of these Boards on a non-scheduled basis. A brief description of the backgrounds of the Advisory Boards' member are set forth below.

  U.S. Scientific Advisory Board:

     T. Colin Campbell, a Director of the Company, is Chairman of the Company's U.S. Advisory Board. Its other members are:

     David Kritchevsky, PhD, Institute Professor, Wistar Institute, Professor of Biochemistry in Surgery. Dr. Kritchevsky is an expert in lipid biochemistry, atherosclerosis and the relationship between nutrition and aging and nutrition and cancer. He has published on the effects of dietary fiber on colon cancer, circulating cholesterol and the effects of dietary fat and energy on experimental carcinogenesis. He was a member of the 1982 National Academy of Sciences Committee on Diet, Nutrition and Cancer, is a member of numerous professional societies, serves as editor of several professional annuals and was Western Hemisphere Editor of the journal, Atherosclerosis.

     William Pryor, PhD, Thomas and David Boyd Professor, Departments of Chemistry and Biochemistry; Director, Biodynamics Institute, Louisiana State University. Dr. Pryor is an authority in free radical chemistry and biology. He has published on the role that various reactive oxygen species play in the production of degenerative tissue damage, such as cancer and atherosclerotic diseases. His publications number over 500. Dr. Pryor wrote the first textbook on free radicals (McGraw-Hill 1966) and was the founder and first editor of the journal, Free Radical Biology & Medicine.

     David J. Jenkins, PhD, Dsc, Professor of Medicine & Nutritional Sciences, University of Toronto; Director, Clinical Nutrition & Risk Factor Modification Center, St. Michael's Hospital. Dr. Jenkins has extensively researched the effects of soluble and insoluble dietary fiber upon various biochemical factors associated with, or predictive of, cardiovascular disease, diabetes and colorectal and prostate cancers. Dr. Jenkins is a member of several professional nutrition societies, in Canada, Great Britain and the United States. He has served on a number of international committees involved in the treatment and prevention of diabetes.

  Chinese Scientific Advisory Board:

     Professor Junshi Chen, MD, is Deputy Director of the Institute of Nutrition & Food Hygiene at the Chinese Academy of Preventive Medicine and a Director of the Company. Professor Chen is the Chair of the Chinese Scientific Advisory Board.

     Professor Boping Wu, Former Director of Medicine Information, Research Institute, Academy of Traditional Chinese Medicine; Member, Expert Committee, Academy of Traditional Chinese Medicine ("TCM"); Advisory, Chinese Administration of TCM. Dr. Wu is one of the leading experts on Traditional Chinese Medicine. Although his professional expertise concerns treatment of immune function disorders, he was responsible for creating a comprehensive database on medicinal herbs. Dr. Wu is a member of Chinese AIDS prevention committee and has developed TCM anti-AIDS formulas that are being tested in Africa and England.

     Professor Weiyi Yang, Chair, Department of Clinical Research, Beijing University of TCM; Advisor, Chinese Administration of TCM; Consultant, World Health Organization. Professor Yang's research interests are in the theory and mechanism of TCM. His research program has focused on explaining the effectiveness of TCM using modern technology. His work also involves expanded application of TCM. Recently Professor Yang was asked to coordinate a nationwide effort to identify herb combinations that could increase performance of Chinese athletes.

     Professor Ganzhong Liu, Director, Department of Pharmacological Research, Beijing Sino-Japan Hospital; Secretary General, Chinese Society of Pharmacology; Professor, Department of Pharmacology, Beijing Medical College. Dr. Liu's research interests concern neuro-pharmacology and toxicology of agents used in TCM. He has published 20 articles and edited several books including Recent Advances in Chinese Herb Drugs-Actions and Uses and TCM Pharmacology and Clinical Research. As Secretary General of the Society of Pharmacology, Dr. Liu remains extremely current in TCM research conducted throughout China.

     Professor Mingzhi Xie, Department of Phytopharmacology, Institute of Materia Medica, Chinese Academy of Medical Sciences. Dr. Xie has worked in phytopharmacology for more than 30 years. She is a member of the Review Board for New Drugs. Her current research interests focus on the mechanism of TCM compounds in treating obesity and diabetes.

                             PRINCIPAL SHAREHOLDERS


     As of December 15, 1997, the Company had outstanding 2,985,672 shares of Common Stock, giving effect to the cancellation effective as of the date of this Prospectus of 200,000 shares issued in connection with the organization of the Company. The Company also had outstanding 143,896 shares of 10% Convertible Preferred Stock, each share of which presently is convertible into 2.5 shares of Common Stock.



     The following table sets forth information concerning the present ownership of the Company's Common Stock and 10% Convertible Preferred Stock by the Company's directors, executive officers and each person known to the Company to be the beneficial owner of more than five percent of either of such classes of the capital stock, the beneficial ownership of these securities by such persons following the offering, and the total voting power represented by the securities owned by such persons.



                                                                                                   PERCENTAGE OF TOTAL
                                            COMMON        10% CONVERTIBLE     COMMON STOCK           VOTING POWER(4)
                                             STOCK        PREFERRED STOCK   AS ADJUSTED(1)(3)   -------------------------
NAME AND ADDRESS                        (% OF CLASS)(1)   (% OF CLASS)(2)     (% OF TOTAL)      OUTSTANDING   AS ADJUSTED
----------------                        ---------------   ---------------   -----------------   -----------   -----------
Robert Portman (5) ...................     1,032,267               -0-          1,032,267          28.2%         21.2%
  President, Chief Executive Officer           (31.3%)                              (22.9%)
  and a Director
  188 Igoe Road
  Morganville, NJ 07751
Jonathan D. Rahn (6) .................       343,000               -0-            343,000          10.0%          7.4%
  Executive Vice President, Chief              (11.1%)                               (8.0%)
  Financial Officer and a Director
  413 Gatewood Road
  Cherry Hill, NJ 08003
David I. Portman .....................       185,000               -0-            185,000          5.5%          4.1%
  Secretary and a Director                      (6.2%)                               (4.4%)
  19 Pal Drive
  Wayside, NJ 07712
T. Colin Campbell (7) ................       172,954               -0-            172,954          5.4%          4.0%
  Director                                      (5.8%)                               (4.1%)
  26 Beckett Way
  Ithaca, NY 14850
Irving Tabachnik, Director ...........           -0-               -0-                -0-           -0-           -0-
  9 Woodland Avenue
  North Caldwell, NJ 07006
Jemeson Investment Co. (8) ...........       222,222               -0-            222,222           6.6%          4.9%
  320 Park Place                                (7.4%)                               (5.3%)
  Birmingham, AL 35203
Mark M. Carter, M.D. .................       105,220(8)         42,088            105,220(9)        3.1%          2.3%
  105 Lantern Wick Place                        (3.4%)           (29.2%)             (2.5%)
  Ponte Verda Beach, FL 32082
Ronald & Alberta Weinisch, JTWROS ....        45,458(8)         18,183             45,458(9)           (10)          (10)
  902 East 8th Street                           (1.5%)           (12.6%)             (1.1%)
  Brooklyn, NY 11230
Grumet Partners LP ...................        29,725(8)         11,890             29,725(9)           (10)          (10)
  Jack Grumet, General Partner                  (1.0%)            (8.3%)             (0.7%)
  19 Seven Oaks Drive
  Holmdel, NJ 07733
Officers and Directors as a group          1,733,220               -0-          1,733,220         46.1%         34.9%
  (5 persons) ........................         (50.9%)                              (37.7%)


                                                   (footnotes on following page)

(footnotes from previous page)
------------------



(1) Common Stock which is issuable (a) upon the exercise of a stock option which is presently exercisable or which becomes exercisable within sixty days, or
    (b) upon conversion of outstanding 10% Convertible Preferred Stock, is considered outstanding for the purpose of computing the percentage ownership
    (x) of persons holding such options or Preferred Stock, and (y) of officers and directors as a group with respect to all options and Preferred Stock held by officers and directors. Gives effect to the cancellation of 200,000 shares contributed back to the Company and cancelled effective as of the date of this Prospectus.

(2) The 143,896 shares of 10% Convertible Preferred Stock outstanding are convertible into Common Stock on the basis of two and one-half (2 1/2) shares of Common Stock per share of 10% Convertible Preferred. The number of shares of Common Stock into which shares of Preferred Stock can be converted will be reduced to 1.667 shares (i.e., a "conversion price" of $6.00) effective January 1, 1998, and remain at that ratio until December 31, 2000. Thereafter the conversion price will remain $6.00 unless the Company's Common Stock is traded in The Nasdaq Stock Market or on a national securities exchange, in which case the conversion price will be 90% of the then current market value of the Common Stock. Holders of outstanding 10% Convertible Preferred are entitled to vote on all matters as a single class with holders of Common Stock, with each shares of Preferred Stock representing a number of votes equal to the shares of Common Stock into which such share of Preferred Stock is then convertible.

(3) Assumes that all Shares are sold, and that the Over-allotment Option is not exercised. Represents shares of Common Stock and percentage ownership of Common Stock only. Percentages do not reflect total voting power since the voting power of the Company's capital stock is divided between holders of Common Stock (89.2% at September 30, 1997) and 10% Convertible Preferred Stock (10.8% at September 30, 1997). See "Description of Securities."


(4) Total voting power outstanding represents the voting power of the persons indicated taking into account all shares of all classes deemed to be outstanding and beneficially owned by such persons. See footnotes (1) and
    (2) above. Total voting power as adjusted assumes all Shares are sold, and that the Over-allotment Option is not exercised.



(5) Includes (i) a presently-exercisable option issued pursuant to the Company's 1995 Incentive Stock Option Plan (a "1995 Plan Option") to acquire 200,000 shares at a price of $2.00 per share, (ii) a presently-exercisable 1995 Plan Option to acquire an additional 112,500 shares at a price of $3.75 per share. Does not include (x) 200,000 shares of Common Stock owned by Jennifer Portman, Dr. Portman's wife, individually and as Trustee for his and her minor children, as to which Dr. Portman disclaims beneficial ownership, (y) 1995 Plan Options to purchase an additional 687,500 shares which are not vested and do not vest within sixty days.



(6) Includes a 1995 Plan Option to acquire 100,000 shares at a price of $3.75 per share. Does not include a 1995 Plan Option to purchase 100,000 shares which is not vested and does not vest within sixty days.



(7) Includes a 1995 Plan Option to acquire 5,000 shares at a price of $3.75 per share. Does not include 38,900 shares of Common Stock owned by Dr. Campbell's wife or 160,521 shares of Common Stock owned by Dr. Campbell's adult children, as to which he disclaims beneficial ownership.



(8) The principal shareholders of Jemeson Investment Co., Inc. ("Jemeson") and their respective equity ownership of Jemeson are as follows: H. Corban Day (24%), Margaret L. Jemeson (20%) and John S. Jemeson, III (19%). The remaining equity interest is owned in varying percentages by eight other family members.



(9) Represents shares of Common Stock issuable upon conversion of 10% Convertible Preferred Stock.



(10) Less than one percent.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ORGANIZATIONAL TRANSACTIONS


     In connection with its organization, the Company issued a total of 1,200,000 shares of Common Stock to Robert Portman, David Portman, T. Colin Campbell, Junshi Chen, Ming Li and T. Nelson Campbell. These shares were issued for par value, i.e. $.0025 per share. All of these initial shareholders, who may be deemed founders or promoters of the Company, are parties to a Shareholders Agreement which provided, among other things, for the composition of the initial Board of Directors of the Company, appointment of Dr. Portman as Chief Executive Officer, and obtaining additional financing. The Stockholders Agreement also limits the parties' ability to engage in certain competitive activities, and provides rights of first refusal to other parties if any party wishes to make a transfer of shares, other than certain permitted transfers. Robert Portman, the Company's President, has contributed back to the Company, effective as of the date of this Prospectus, 200,000 of the shares which he acquired in connection with the organization of the Company.


     Also in connection with the Company's organization, the Company sold at par value a total of 68,000 shares of Common Stock to Daniel Berkowitz (25,000 shares), T. George Harris (15,000 shares) and Jonathan D. Rahn (18,000 shares), and to the four members of its U.S. Scientific Advisory Board (2,500 shares each).

     In June 1995, the Company sold to Robert Portman, David Portman, T. Colin Campbell and Jonathan D. Rahn a total of 310,000 shares of Common Stock and 387,500 shares of Founders Preferred Stock for an aggregate cash consideration of $325,000. In December 1995, all holders of Founders Preferred Stock converted such shares into an aggregate 620,000 shares of Common Stock.

     A portion of the Common Stock acquired by Robert Portman, T. Colin Campbell, Junshi Chen, Ming Li and T. Nelson Campbell in the transactions described above subsequently was transferred to their respective spouses and children and/or certain business associates of the Company.

     Junshi Chen, one of the Company's founding shareholders and Chairman of its Chinese Scientific Advisory Board, is a Deputy Director of the INFH. The Company has agreed, after the Company achieves a defined level of profitability sufficient to "recapture" all organizational, administration, pre-operative and operating expenses incurred from inception, to pay a royalty (starting at 2% and declining to 0.5%) to the INFH based upon sales of products utilizing natural constituents exported from China or developed in China, or based in whole or in part on such constituents. No royalties have been paid to date, and the Company does not believe that royalties will be payable before the fiscal year ending December 31, 1999, at the earliest.

CERTAIN OTHER TRANSACTIONS

     The Company rents approximately 2,645 square feet of office space, utilized for executive and administrative offices, from CSC Associates, a company owned by Robert Portman, Chairman of the Board and Chief Executive Officer of the Company, and David Portman, Secretary and a Director of the Company, is at a rent of $2,645 per month, plus utilities, under a three year lease which expires January 31, 2000. The Company believes that the terms upon which it obtains its executive offices are at least as favorable to it as could be obtained from an unrelated party through arms-length negotiations.


     The terms of the Company's lease with CSC Associates were approved unanimously by the Company's Board of Directors, including all "independent" and "disinterested" directors. The Company considers T. Colin Campbell to be an "independent" director and for the purpose of considering the Company's lease with CSC Associates considers both Dr. Campbell and Jonathan D. Rahn to be "disinterested" directors. The Company also considers Irving I. A. Tabachnick, who was elected a director following approval of these transactions, to be an independent director.



     Except as described in this Prospectus, the Company has not entered into any material transactions or series of transactions which, in the aggregate, would be considered material in which any officer, director or beneficial owner of 5% or more of any class of capital stock of the Company had a personal interest. It is the Company's policy that transactions in which an officer or director has a personal interest must be on terms no less favorable to the Company than could be obtained in arms-length negotiation with non-affiliated parties, that all such transactions be approved by a majority of independent, disinterested directors, and that the Company bear all legal and other reasonable expenses, if any, incurred by its disinterested, independent directors in considering and acting upon any such matter.


                           DESCRIPTION OF SECURITIES


     The Company's authorized capital stock consists of 10,000,000 shares of Common Stock, $.0025 par value, of which 2,985,672 shares are outstanding as of December 15, 1997, and 1,000,000 shares of Preferred Stock, $.01 par value, of which 350,000 shares have been designated 10% Convertible Preferred Stock, 143,896 shares of which are outstanding at December 15, 1997.


COMMON STOCK


     Holders of Common Stock are entitled to one vote for each share of Common Stock owned of record on all matters to be voted on by stockholders, including the election of directors. Holders of Common Stock do not have cumulative voting rights and, accordingly, the holders of more than 50% of the outstanding shares can elect the entire Board of Directors. Any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.



     The holders of Common Stock are entitled, upon liquidation or dissolution of the Company, to receive pro rata all assets remaining available for distribution to stockholders. The Common Stock has no preemptive or other subscription rights, and there are no conversion rights or redemption provisions. All outstanding shares of Common Stock are validly issued, fully paid, and nonassessable.


PREFERRED STOCK


     The Company's Board of Directors has the authority by resolution to issue up to 1,000,000 shares of preferred stock in one or more series and fix the number of shares constituting any such series, the voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations, or restrictions thereof, including the dividend rights, dividend rate, terms of redemption (including sinking fund provisions), redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by the stockholders. For example, the Board of Directors is authorized to issue, without any further vote or action by stockholders, a series of preferred stock that would have the right to vote, separately or with any other series of preferred stock, on any proposed amendment to the Company's Certificate of Incorporation or any other proposed corporate action, including business combinations and other transactions, or which might otherwise adversely affect the voting power of the holders of Common Stock.


10% CONVERTIBLE PREFERRED STOCK

     The Company has designated 350,000 shares of its Preferred Stock as "10% Convertible Preferred Stock", 143,896 of which have been issued as of November 17, 1997. The Company has no present plans to issue additional shares of 10% Convertible Preferred Stock (hereinafter "Convertible Preferred") except as dividends on shares presently outstanding. If additional shares of 10% Convertible Preferred Stock were needed for this purpose, the Company's Board of Directors has the authority to increase the number of such shares authorized.

     Holders of Convertible Preferred are entitled to annual dividends of $1.00 per share, payable quarterly to holders of record as of March 31, June 30, September 30 and December 31 in each year. Dividends are payable, at the option of the Company, in cash or in additional shares of 10% Convertible Preferred valued for this purpose at $10.00 per share (i.e., the purchase price pair for such shares). Through September 30, 1997, the Company has issued 23,896 shares of Convertible Preferred as dividends on previously outstanding shares.

     Convertible Preferred is convertible at the option of its holder into two and one-half (2 1/2) shares of Common Stock, i.e., at a conversion price of $4.00 per share of Common Stock based upon the original purchase price of the Convertible Preferred, until December 31, 1997. Thereafter, until December 31, 2000, shares of Convertible preferred are convertible at a conversion price of $6.00 per share of Common Stock. After December 31, 2000, the conversion price will remain $6.00 per share unless the Common Stock is then admitted for trading on The Nasdaq Stock Market (SmallCap Market or National Market System) or a national securities exchange, in which case the conversion price will be 90% of the then current market value of the Common Stock. Conversion prices of the Convertible Preferred will be adjusted in the event of any stock splits, dividends on Common Stock payable in Common Stock or similar events.

     Holders of Convertible Preferred are entitled to a number of votes per Share in the election of directors and on all other matters submitted to shareholders for their approval or consent equal to the number of shares of Common Stock into which a share of Convertible Preferred is convertible at the time of the meeting at which the vote is cast or, in the case of an action of shareholders taken without a formal meeting, on the date of such action. Holders of Convertible Preferred vote as a class with holders of Common Stock, except that, without the vote or consent of the holders of at least a majority of the shares of Convertible Preferred then outstanding, the Company may not (i) create or issue or increase the authorized number of shares of any class or classes or series of stock ranking prior to the Convertible Preferred upon liquidation,
(ii) amend or alter or repeal any of the provisions of the Company's Certificate of Incorporation so as to affect adversely the preferences or rights of the Convertible Preferred, or (iii) authorize any reclassification of the Convertible Preferred.

     The Company has the right to redeem the Convertible Preferred at any time after December 31, 1997, at a price of $10.50 per Share, until December 31, 2002, and thereafter at a price of $10.00 per Share, in each case plus accrued dividends, if any. Convertible Preferred not previously redeemed or converted into Common Stock is subject to mandatory redemption by the Company on December 31, 2005. If the Company is prohibited by law from redeeming the Convertible Preferred at that time, holders of the Convertible Preferred will be notified, and the Company will be required to redeem the Convertible Preferred thereafter as soon as the legal prohibition is eliminated.

STOCK OPTIONS AND WARRANTS


     As described under the caption "Management -- Stock Option Plans" and "Management -- Compensation of Executive Officers", the Company has adopted an incentive stock option plan (the "1995 Plan") and reserved 1,500,000 shares of Common Stock for issuance upon the exercise of options granted under such Plan. As of the date of this Prospectus, options to purchase 1,420,200 shares at prices ranging from $2.00 to $6.00 have been granted under the 1995 Plan. No options have been exercised to date.




     The Company also has granted an option to purchase 25,000 shares at the initial offering price of the Shares to Big Sky, Inc., the Company used by Joe Montana for his endorsement and similar contracts. Big Sky, Inc. has agreed, however, that it will not exercise this option for a period of nine months after the date of this Prospectus without the Company's prior written consent. This option will expire five years after the date of this Prospectus.

     The Company has outstanding Warrants to purchase 255,500 shares of Common
Stock: 227,500 shares at a price of $3.75, and 28,000 shares at a price of $6.25. These warrants were issued to the Underwriter and certain of its officers and employees in connection with prior financings, and expire on July 29, 2000 and August 8, 2000, respectively.


     In order to obtain regulatory clearances for this offering in certain states, the Company has agreed that it will not issue additional stock options or warrants for a period of one year following the date of this Prospectus, apart from the warrants to be sold to the Underwriter in connection with this offering. See "Underwriting."


DIVIDEND POLICY

     The holders of the Company's Convertible Preferred are entitled to dividends, as described above. The holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors, in its discretion, from funds legally available therefor, but cannot be declared so long as an arrearage exists in dividend payments on the 10% Convertible Preferred Stock. The Company does not presently anticipate paying dividends on its Common Stock.

TRANSFER AGENT

     StockTrans, Inc., 7 East Lancaster Avenue, Ardmore PA 19003-2318, serves as the registrar and transfer agent for the Company's Common Stock.

CERTAIN CHARTER AND DELAWARE LAW PROVISIONS

     Limitation of Director Liability: The Company's Certificate of Incorporation contains a provision permitted by Delaware law which eliminates the personal liability of the Company's directors for monetary damages for breach or alleged breach of their fiduciary duty of care which arises under state law. Although this does not change the directors' duty of care, it limits legal remedies which are available for breach of that duty to equitable remedies, such as an injunction or rescission. This provision of the Company's Certificate of Incorporation has no effect on directors' liability for: (1) breach of the directors' duty of loyalty; (2) acts or omissions not in good faith or involving intentional misconduct or known violations of law; and (3) approval of any transactions from which the directors derive an improper personal benefit, nor does it relieve the Company or its directors from compliance with federal or state securities laws.

     Indemnification: The Certificate of Incorporation and the Bylaws of the Company require indemnification, to the fullest extent permitted by the Delaware General Corporation Law, of any person who is or was involved in any manner in any investigation, claim or other proceeding by reason of the fact that such person is or was a director or officer of the Company, or of another corporation serving at the request of the Company, against all expenses and liabilities actually and reasonably incurred by such person in connection with the investigation, claim or other proceeding. Prior to the offerings, the Company also plans to obtain officer and director liability insurance with respect to certain matters, including matters arising under the Securities Act.

     Section 203 of the Delaware General Corporation Law: Following this offering, the Company will be subject to Section 203 of the Delaware General Corporation Law which, in general, prohibits a publicly held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date for the transaction in which the person became an "interested stockholder", unless (i) the transaction is approved by the Board of Directors of the corporation prior to the date the interested stockholder obtained such status, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, those shares owned, by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3 of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to a stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or, within three years, did own) 15% or more of the corporation's voting stock. The statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

                                  UNDERWRITING

     First Montauk Securities Corp. (the "Underwriter" has agreed, subject to the terms and conditions of the underwriting agreement between the Company and the Underwriter (the "Underwriting Agreement") to purchase from the Company, and the Company has agreed to sell to such Underwriter, an aggregate of 1,200,000 Shares. The Underwriter's obligations are subject to approval of certain legal matters by counsel and various conditions.


     The Underwriter has advised the Company that it proposes to offer the Shares offered hereby to the public at the offering price set forth on the cover of this Prospectus and that it may allow to certain dealers, who are members of the National Association of Securities Dealers, Inc. ("NASD"), concessions of not in excess of $.30 per Share, of which not in excess of $.15 may be reallowed to other dealers who are members of the NASD.



     The Underwriter is committed on a "firm commitment" basis to purchase all of the Shares offered hereby, if any are purchased. The Underwriter has advised the Company that it does not intend to confirm sales to any account over which it exercises discretionary authority.


     The Company has granted an option to the Underwriter, exercisable during the 45 day period after the date of this Prospectus, to purchase up to an aggregate of 180,000 additional Shares at the public offering price, less the underwriting discounts and commissions. The Underwriter may purchase such Shares only to cover over-allotments made in connection with the sale of the Shares offered hereby.

     The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriter against certain liabilities in connection with the Registration Statement, including liabilities under the Act.

     The Company has agreed to pay the Underwriter a non-accountable expense allowance of 3% of the aggregate offering price of the Shares offered hereby including any shares purchased pursuant to the Underwriter's over-allotment option), of which $30,000 has been paid to date.


     The Company has also agreed to sell to the Underwriter or its designees, warrants (the "Underwriter's Warrants") to purchase 120,000 shares of Common Stock at a price of $.001 per warrant or an aggregate of $120.00. The Underwriter's Warrants will be exercisable for a period of four years, commencing one year after the date of this Prospectus, at an initial per share exercise price equal to 145% of the initial public offering price per share of Common Stock or $8.70 per share. The Common Stock underlying the Underwriter's Warrants are identical in all respects to the Common Stock to be issued to the public. The Underwriter's Warrants cannot be transferred, assigned, or hypothecated for one year from the date of their issuance, except that they may be assigned in whole or in part, to any successor, officer or partner of the Underwriter (or any officer or partner of any such successor or partner). Thereafter, the Underwriter's warrants may be transferred to officers, employees, directors or consultants of the Underwriters. The Underwriter's Warrants will contain anti-dilution provisions providing for appropriate adjustment upon the occurrence of certain events.



     The Underwriter and persons affiliated with the Underwriter also own (a) warrants granted in August 1996 which expire July 31, 2000, to purchase 102,375 shares of Common Stock at a price of $3.75 per share, (b) warrants which expire on August 9, 2000, to purchase 12,000 shares at $6.25 per share and (c) 75,000 shares of Common Stock, which shares and warrants were sold and issued to the Underwriter as compensation in connection with financings completed in 1996 in which the Underwriter acted as the Company's placement agent.


     The Company has agreed that it will, on any one occasion during the four-year period commencing one year from the date hereof, register the Underwriter's Warrants and the underlying securities, at the Company's expense, at the request of holders of a majority of the shares of Common Stock issuable upon exercise of the Underwriter's Warrants. The Company has also agreed, during the six year period commencing one year from the date hereof, to certain "piggy-back" registration rights for holders of the Underwriter's Warrants and the underlying securities.

     For the life of the Underwriter's Warrants, the holders are given, at nominal cost, the opportunity to profit from a rise in the market price for the Common Stock of the Company without assuming the risk of ownership, with a resulting dilution in the interest of other security holders. As long as the Underwriter's Warrants remain unexercised, the terms under which the Company could obtain additional capital may be adversely affected. Moreover, the holders of the Underwriter's Warrants might be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain needed capital by a new offering of its securities on terms more favorable than those provided by the Underwriter's Warrants. Additionally, if the Underwriter should exercise its registration rights to effect a distribution of the Underwriter's Warrants or underlying securities, the Underwriter, prior to and during such distribution, may be unable to make a market in the Company's securities. If the Underwriter must cease making a market, the market and market price for such securities may be adversely affected and holders of such securities may be unable to sell such securities. See "Risk Factors -- Underwriter's Warrants".

     The Company has agreed pursuant to the Underwriting Agreement that for a period of one year after the completion of this offering, neither the Company nor any of its officers, directors or "affiliate" shareholders shall offer, issue, sell, contract to sell, grant any option for the sale of or otherwise dispose of any securities of the Company without the Underwriter's prior written consent, except for shares issued upon the exercise of existing options and rights, upon exercise of the overallotment option and the Underwriter's Warrants, and shares of 10% Convertible Preferred Stock, issued as dividends on outstanding shares.

     The Company has also agreed pursuant to the Underwriting Agreement for a period of five years following the date of this Prospectus, to use its best efforts to cause an individual designated by the Underwriter to be elected to the Company's Board of Directors. This individual may be an associate or affiliate of the Underwriter, though no individual has been designated as of the date of this Prospectus. The Underwriter has no plans to select such individual in the immediate future. In the alternative, if the Underwriter does not designate an individual to be elected to the Company's Board of Directors, the Underwriter shall have the right to designate an advisor to attend all meetings of the Board of Directors, which advisor shall have the right to receive notice of all Board meetings. In addition, the Company and Underwriter have agreed that upon the consummation of the offering, they will enter into a financial consulting agreement for a period of two years at a monthly fee of $2,000. The agreement also entitles the Underwriter to receive 5% of the first $5,000,000, and 2 1/2% of the excess, if any, over $5,000,000, of the consideration paid in connection with any business transactions between the Company and a party introduced to the Company by the Underwriter.

     The foregoing does not purport to be a complete statement of the terms and conditions of the Underwriting Agreement and related documents, copies of which are on file at the offices of the Underwriters, the Company and the Securities and Exchange Commission.

     Prior to the offering, there has been no public market for the Shares. Consequently, the public offering price of the Shares has been determined by arms' length negotiation between the Company and the Underwriter and is not necessarily related to the Company's value, net worth, or any other established criteria of value.

     The Underwriter was formed and first registered as a broker-dealer in 1983. During the last three years, the Underwriter has been the lead underwriter in only one public offering prior to this offering, but has participated in more than 200 public offerings as a syndicate or selling group member. Prospective purchasers of the Shares should consider the Underwriter's limited experience as a lead underwriter in evaluating the securities offered hereby.


     In connection with the offering, the Underwriter and selling group members (if any) and its affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriter also may create a short position for the account of the Underwriter by selling more Common Stock in connection with this offering than it is committed to purchase from the Company, and in such case may purchase Common Stock in the open market following completion of this offering to cover all or a portion of such short position. In addition, the Underwriter may impose "penalty bids" under contractual arrangements whereby it may reclaim from a dealer participating in this offering for its account, the selling concession with respect to the Common Stock that is distributed in this offering but subsequently purchased for its account in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if any is undertaken, may be discontinued at any time.

                        SHARES AVAILABLE FOR FUTURE SALE

     The Company has 2,985,672 shares of Common Stock issued and outstanding, and up to 359,740 additional shares of Common Stock are issuable upon conversion of outstanding shares of 10% Convertible Preferred Stock. These shares of Common Stock are, or will be when issued, "restricted securities" as defined in Rule 144 promulgated under the 1933 Act.

     Rule 144 governs resale of "restricted securities" for the account of any person (other than an issuer), and restricted and unrestricted securities for the account of an "affiliate" of the issuer (i.e., generally, officers, directors and owners of 10% or more of the voting securities of an issuer). Restricted securities generally include any securities such as the Company's outstanding securities which are acquired directly or indirectly from an issuer or its affiliates other than in connection with a public offering. Under Rule 144 unregistered resales of restricted securities cannot be made until the securities have been held for one year from the later of acquisition from the issuer or an affiliate of the issuer. Thereafter, restricted securities may be resold without registration subject to compliance with Rule 144's volume limitation, aggregation, broker transaction, notice filing requirements and requirements concerning publicly available information about the Company ("Rule 144 Requirements"). Resales of both restricted and unrestricted securities by affiliates of an issuer are subject to the Rule 144 Requirements. The volume limitations provide that a person (or persons who must aggregate their sales) cannot, within any three-month period, sell more than the greater of one percent of the then outstanding shares, or the average weekly reported trading volume during the four calendar weeks preceding each such sale. A non-affiliate may resell restricted securities which have been held for two years or more free of the Rule 144 Requirements.

     With respect to the Company's presently outstanding shares of Common Stock and shares issuable upon conversion of outstanding 10% Convertible Preferred Stock ("Conversion Shares"), 3,345,412 outstanding shares of Common Stock, and any Conversion Shares when issued will satisfy the "one year" holding requirements and thus be saleable under Rule 144 upon compliance with the other Rule 144 Requirements. The remaining shares of the Company's outstanding restricted Common Stock will satisfy the one year holding requirement beginning in December 1997, and all will have satisfied that requirement by May 1998.


     All of the Company's directors and executive officers, and certain of its shareholders have entered into a "lock up" agreement with the Underwriter pursuant to which they have agreed that, for a period of one year from the date of this Prospectus, they will not offer, sell, contract to sell, pledge or otherwise dispose of shares of the Company's Common Stock without the prior written consent of the Underwriter. Holders of 2,440,222 shares of Common Stock have entered into such agreements. Holders of 353,750 shares of Common Stock and 46,223 shares of 10% Convertible Preferred Stock have entered into similar agreements in which the "lock up" period is six months. In addition, the Company has agreed not to issue additional securities without the prior consent of the Underwriter for a period of one year from the initial sale of Shares, except for additional shares of 10% Convertible Preferred Stock as dividends to holders of outstanding shares of 10% Convertible Preferred Stock, and additional shares of Common Stock upon the exercise of outstanding options and warrants and the exercise of the Underwriter's Overallotment Option or Underwriter's Warrants.



     In addition to the Underwriter's "lock up" agreements, officers, directors and one other shareholder of the Company have entered into agreements with the Company which further restrict their ability to sell shares of the Company's Common Stock which they own. These agreements preclude the sale of shares subject to the agreements (the "escrow shares") by such shareholders for a period of one year from the date of this Prospectus, and limit sales of the escrowed shares in the second year following the date of this Prospectus to 2 1/2% of the total number of escrowed shares owned by each such shareholder. The shareholders who have entered into these agreements and the number of escrowed shares subject to their respective agreements are as follows: Robert Portman and Jennifer Portman, individually and as trustee for the Portman's minor children -- 887,198 shares); Jonathan D. Rahn -- 228,098 shares; David Portman -- 163,431 shares; T. Colin Campbell and Karen Campbell -- 199,893 shares; and Jemeson Investment Co. -- 26,144 shares.

                                 LEGAL MATTERS


     The validity of the Common Stock offered hereby will be passed upon for the Company by Connolly Epstein Chicco Foxman Engelmyer & Ewing, Philadelphia, PA. Certain legal matters in connection with the Common Stock will be passed upon for the Underwriter by Goldstein & DiGioia, LLP, New York, New York. Shareholders of the firm of Connolly Epstein Chicco Foxman Engelmyer & Ewing own an aggregate of 10,000 shares of the Company's Common Stock.


                                    EXPERTS

     The financial statements of the Company and its affiliates as of December 31, 1996, and for the years ending December 31, 1996 and 1995, appearing in this Prospectus and Registration Statement have been audited by Schiffman Hughes Brown, Blue Bell, PA, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 under the Securities Act of 1933 with respect to the shares of Common Stock offered by this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and financial statement schedules filed as a part thereof. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. All of these documents may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the Regional Offices of the Commission at 210 South Dearborn Street, Room 1204, Chicago, Illinois 60604; and at 7 World Trade Center, New York, New York 10048. Copies of such material may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

                       DISCLOSURE OF COMMISSION POSITION
                       ON INDEMNIFICATION FOR SECURITIES
                                ACT LIABILITIES

     Section 145 of the Delaware General Corporation Law, as amended, authorizes the Company to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person is a party by reason of being a director or officer of the Company if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Article 9 of the Company's Certificate of Incorporation provides for the indemnification of directors and officers to the full extent permitted by Delaware law.

     The Company may also purchase and maintain insurance for the benefit of any director or officer which may cover claims for which the Company could not indemnify such person.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable.

                        PACIFICHEALTH LABORATORIES, INC.

                         INDEX TO FINANCIAL STATEMENTS


                                                                PAGE
                                                              --------
Independent Auditors' Report................................       F-2

Financial Statements:

  Balance Sheets............................................       F-3

  Statements of Operations..................................       F-4

  Statement of Stockholders' Equity.........................       F-5

  Statements of Cash Flows..................................       F-6

Notes to Financial Statements...............................  F-7-F-13

                         ------------------------------

                                   SCHIFFMAN
                                     HUGHES
                                     BROWN
                         ------------------------------

                           A PROFESSIONAL CORPORATION
                          CERTIFIED PUBLIC ACCOUNTANTS

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders of PacificHealth Laboratories, Inc.

We have audited the accompanying balance sheets of PacificHealth Laboratories, Inc. as of December 31, 1996 and 1995, and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 1996 and the period from April 13, 1995 (inception) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PacificHealth Laboratories, Inc. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the year ended December 31, 1996 and from April 13, 1995 (inception) to December 31, 1995, in conformity with generally accepted accounting principles.

Schiffman Hughes Brown

Blue Bell, Pennsylvania
December 12, 1997


--------------------------------------------------------------------------------
 790 Penllyn Pike, Suite 302, Blue Bell, PA 19422  (215) 646-2000 --
                               Fax (215) 646-1937

                        PACIFICHEALTH LABORATORIES, INC.
                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995


                                                                                     SEPTEMBER 30,
                                                        1996            1995             1997
                                                     ----------      ----------      -------------
                                                                                      (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents (Note 2)...........      $  743,313      $1,071,850       $  112,020
  Accounts receivable, net (Note 3)............       2,020,545                          592,965
  Inventories (Note 4).........................         905,950         118,592          700,179
  Prepaid expenses.............................         268,800          19,100          261,100
  Other........................................          29,854           6,750            6,926
  Deferred tax asset...........................          38,012
                                                     ----------      ----------       ----------
     Total current assets......................       4,006,474       1,216,292        1,673,190
                                                     ----------      ----------       ----------
Property and equipment, net (Note 5)...........         178,339           2,223          115,161
                                                     ----------      ----------       ----------
Other assets:
  Deferred offering costs......................                                           43,748
  Organization costs, net of accumulated
     amortization (Note 6).....................          10,468          13,647            8,083
                                                     ----------      ----------       ----------
                                                     $   10,468      $   13,647       $   51,831
                                                     ----------      ----------       ----------
                                                     $4,195,281      $1,232,162       $1,840,182
                                                     ==========      ==========       ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses........      $  669,227      $  116,221       $  529,697
  Reserve for product replacement (Note 4).....                                          752,250
                                                     ----------      ----------       ----------
     Total current liabilities.................         669,227         116,221        1,281,947
                                                     ----------      ----------       ----------
Commitments (Notes 8 and 15)
Stockholders' equity:
  10% convertible preferred stock, $.01 par
     value; authorized 1,000,000 shares; issued
     and outstanding 133,666 shares in 1996,
     119,903 shares in 1995 and 143,896 shares
     at September 30, 1997.....................           1,337           1,199            1,439
  Common stock, $.0025 par value; authorized
     10,000,000 shares; issued and outstanding
     2,953,450 shares in 1996, 2,198,000 shares
     in 1995 and 3,185,672 shares at September
     30, 1997..................................           7,384           5,495            7,964
  Additional paid-in capital...................       3,694,990       1,305,879        4,790,662
  Accumulated deficit..........................        (177,657)       (196,632)      (4,241,830)
                                                     ----------      ----------       ----------
                                                      3,526,054       1,115,941          558,235
                                                     ----------      ----------       ----------
                                                     $4,195,281      $1,232,162       $1,840,182
                                                     ==========      ==========       ==========


    The accompanying notes are an integral part of the financial statements

                        PACIFICHEALTH LABORATORIES, INC.
                            STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
      AND THE PERIOD FROM APRIL 13, 1995 (INCEPTION) TO DECEMBER 31, 1995


                                                                   NINE MONTHS     NINE MONTHS
                                                                      ENDED           ENDED
                                                                  SEPTEMBER 30,   SEPTEMBER 30,
                                           1996         1995          1997            1996
                                        ----------   ----------   -------------   -------------
                                                                   (UNAUDITED)     (UNAUDITED)
Revenues..............................  $3,085,726   $      -0-    $ 2,834,236     $1,043,082
                                        ----------   ----------    -----------     ----------
Cost of goods sold:
  Inventory, beginning................     118,592                     905,950        118,592
  Purchases...........................   1,537,670      118,592      1,000,198        887,681
                                        ----------   ----------    -----------     ----------
                                         1,656,262      118,592      1,906,148      1,006,273
  Less: inventory, ending.............    (905,950)    (118,592)      (700,179)      (725,838)
                                        ----------   ----------    -----------     ----------
                                           750,312          -0-      1,205,969        280,435
                                        ----------   ----------    -----------     ----------
Gross profit..........................   2,335,414          -0-      1,628,267        762,647
                                        ----------   ----------    -----------     ----------
Selling, general and administrative
  expenses............................   2,224,683      186,892      4,923,936      1,278,681
Research and development (Note 12)....      25,331       21,502         39,637         23,729
Amortization expense..................       3,180        2,253          2,385          2,385
Depreciation expense..................      29,064                      57,198         15,729
Provision for replacement of product
  (Note 4)............................                                 564,749
                                        ----------   ----------    -----------     ----------
                                         2,282,258      210,647      5,587,905      1,320,524
                                        ----------   ----------    -----------     ----------
Net operating income (loss)...........      53,156     (210,647)    (3,959,638)      (557,877)
Other income (expense):
  Interest income.....................      53,583       14,026         36,442         41,028
                                        ----------   ----------    -----------     ----------
Income (loss) before income taxes.....     106,739     (196,621)    (3,923,196)      (516,849)
Provision (benefit) for income taxes
  (Note 11)...........................     (38,012)         -0-         38,212            290
                                        ----------   ----------    -----------     ----------
Net income (loss).....................  $  144,751   $ (196,621)   $(3,961,408)    $ (517,139)
                                        ==========   ==========    ===========     ==========
Primary net income (loss) per share of
  common stock........................  $      .05   $     (.12)   $     (1.15)    $     (.20)
                                        ==========   ==========    ===========     ==========
Fully diluted net income (loss) per
  share of common stock...............  $      .04   $     (.12)   $     (1.15)    $     (.20)
                                        ==========   ==========    ===========     ==========
Primary weighted average shares
  outstanding.........................   2,689,063    1,630,420      3,454,878      2,620,702
                                        ==========   ==========    ===========     ==========
Fully diluted weighted average shares
  outstanding.........................   3,447,050    1,806,421      4,697,229      3,215,472
                                        ==========   ==========    ===========     ==========


    The accompanying notes are an integral part of the financial statements

                        PACIFICHEALTH LABORATORIES, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 1996
      AND THE PERIOD FROM APRIL 13, 1995 (INCEPTION) TO DECEMBER 31, 1995


                                                                                              TOTAL
                                          PREFERRED   COMMON    PAID IN     ACCUMULATED   STOCKHOLDERS'
                                            STOCK     STOCK     CAPITAL       DEFICIT        EQUITY
                                          ---------   ------   ----------   -----------   -------------
Balance, April 13, 1995 (inception).....   $  -0-     $ -0-    $      -0-   $       -0-    $      -0-
Issuance of 387,500 shares of Founder's
  preferred stock.......................    3,875                 212,792                     216,667
Conversion of 387,500 shares of
  Founder's preferred stock for 620,000
  shares of common stock................   (3,875)    1,550         2,325                         -0-
Issuance of 3,945,000 shares of common
  stock (subsequently reduced to
  1,578,000 shares after reverse stock
  split)................................              3,945       107,558                     111,503
Issuance of 118,750 shares of 10%
  convertible preferred stock...........    1,188                 983,204                     984,392
Issuance of 1,153 shares of 10%
  convertible preferred stock as a
  dividend..............................       11                                   (11)          -0-
Net loss for the period ended December
  31, 1995..............................                                       (196,621)     (196,621)
                                           ------     ------   ----------   -----------    ----------
Balance, December 31, 1995..............    1,199     5,495     1,305,879      (196,632)    1,115,941
Issuance of 755,000 shares common
  stock.................................              1,888     2,249,820                   2,251,708
Issuance of 450 shares of common stock
  for services..........................                  1         1,799                       1,800
Issuance of 1,250 shares of 10%
  convertible preferred stock...........       13                  12,487                      12,500
Issuance of 12,513 shares of 10%
  convertible preferred stock as a
  dividend..............................      125                 125,005      (125,130)
Cash dividends..........................                                           (646)         (646)
Net income for the year ended December
  31, 1996..............................                                        144,751       144,751
                                           ------     ------   ----------   -----------    ----------
Balance, December 31, 1996..............    1,337     7,384     3,694,990      (177,657)    3,526,054
Issuance of 232,222 shares of common
  stock.................................                580       993,474                     994,054
Issuance of 10,230 shares of 10%
  convertible preferred stock as a
  dividend..............................      102                 102,198      (102,300)
Cash dividend...........................                                           (465)         (465)
Net loss for the period ended September
  30, 1997..............................                                     (3,961,408)   (3,961,408)
                                           ------     ------   ----------   -----------    ----------
Balance, September 30, 1997
  (Unaudited)...........................   $1,439     $7,964   $4,790,662   $(4,241,830)   $  558,235
                                           ======     ======   ==========   ===========    ==========


    The accompanying notes are an integral part of the financial statements

                        PACIFICHEALTH LABORATORIES, INC.

                            STATEMENTS OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
      AND THE PERIOD FROM APRIL 13, 1995 (INCEPTION) TO DECEMBER 31, 1995


                                                                           NINE MONTHS     NINE MONTHS
                                                                              ENDED           ENDED
                                                                          SEPTEMBER 30,   SEPTEMBER 30,
                                                  1996         1995           1997            1996
                                               ----------   -----------   -------------   -------------
Cash flows from operating activities:
  Net income (loss)..........................  $  144,751   $  (196,621)   $(3,961,408)    $  (517,139)
  Adjustments to reconcile net income (loss)
    to net cash used by operating activities:
       Loss on retirement of fixed assets....                                   58,061
       Depreciation..........................      29,064                       57,198          15,729
       Amortization..........................       3,180         2,253          2,385           2,385
       Deferred taxes........................     (38,012)                      38,012
       Issuance of common stock for
         services............................       1,800
       Deferred offering.....................                                  (43,748)
  Changes in assets and liabilities:
       (Increase) decrease in accounts
         receivable..........................  (2,020,545)                   1,427,580        (533,956)
       (Increase) decrease in prepaid
         expenses............................    (249,700)      (19,100)         7,700        (122,381)
       (Increase) decrease in inventory......    (787,358)     (118,592)       205,771        (607,246)
       (Increase) decrease in other current
         assets..............................     (23,104)       (6,750)        22,928         (10,371)
       Increase in accounts payable and
         accrued expenses....................     553,006       116,221       (139,530)        288,694
       Increase in reserve for product
         replacement.........................                                  752,250
                                               ----------   -----------    -----------     -----------
Net cash used by operating activities........  (2,386,918)     (222,589)    (1,572,801)     (1,484,285)
                                               ----------   -----------    -----------     -----------
Cash flows for investing activities:
  Purchase of fixed assets...................    (151,928)                     (52,082)        (98,927)
  Incurred organizational costs..............                   (15,900)
  Purchase of furniture and fixtures.........     (53,252)       (2,223)
                                               ----------   -----------    -----------     -----------
Net cash used in investing activities........    (205,180)      (18,123)       (52,082)        (98,927)
                                               ----------   -----------    -----------     -----------
Cash flows from financing activities:
  Issuance of common stock...................   2,251,707       111,503        994,055       2,191,707
  Issuance of preferred stock................      12,500     1,201,059                         12,500
  Dividends paid.............................        (646)                        (465)           (531)
                                               ----------   -----------    -----------     -----------
Net cash provided by financing activities....   2,263,561     1,312,562        993,590       2,203,676
                                               ----------   -----------    -----------     -----------
Net increase (decrease) in cash..............    (328,537)    1,071,850       (631,293)        620,464
Cash, beginning balance......................   1,071,850           -0-        743,313       1,071,850
                                               ----------   -----------    -----------     -----------
Cash, ending balance.........................  $  743,313   $ 1,071,850    $   112,020     $ 1,692,314
                                               ==========   ===========    ===========     ===========
Supplemental disclosure of cash flow
  information:
  Taxes paid.................................  $      150   $       -0-    $       -0-     $       290
                                               ==========   ===========    ===========     ===========
Non-cash financing activity:
  Preferred stock dividend...................  $  125,130   $       115    $   102,300     $    92,640
                                               ==========   ===========    ===========     ===========
  Issuance of common stock for services......  $    1,800   $       -0-    $       -0-     $       -0-
                                               ==========   ===========    ===========     ===========


    The accompanying notes are an integral part of the financial statements

                        PACIFICHEALTH LABORATORIES, INC.

                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995


1. BUSINESS:

     PacificHealth Laboratories, Inc. (the Company) (PHL) was organized on April 13, 1995 to develop and market innovative natural products that have been clinically shown to improve health and well being. At the present time, the Company's ENDUROX line of products represents 100% of revenues.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Cash and cash equivalents:

     For purposes of reporting cash flows, the Company considers all cash accounts which are not subject to withdrawal restrictions or penalties, and certificates of deposit with original maturities of 90 days or less, to be cash or cash equivalents.

  Accounts receivable:

     The Company provides an allowance for doubtful accounts, as needed, for accounts deemed uncollectible.

  Inventory:

     Inventory is recorded at the lower of cost or market using the first-in, first-out (FIFO) method.

  Equipment and depreciation:

     Property and equipment are carried at cost. Depreciation is calculated using the straight-line method over their estimated useful lives ranging from 3 to 10 years. Depreciation expense for the years ended December 31, 1996 and 1995 was $29,064 and $0, respectively. Depreciation expense for the nine months ended September 30, 1997 and 1996 was $57,198 and $15,729, respectively.

  Organization costs:

     Organization costs are capitalized and amortized over 5 years.

  Earnings per share:

     Primary earnings per share are computed by dividing net income (loss) by the weighted average number of shares of common stock and the equivalent number of common shares of convertible preferred stock. Fully diluted earnings per share reflect the dilutive effect of stock options and warrants. For the year ended December 31, 1995 and the nine months ended September 30, 1997 and 1996, the computation of fully diluted loss per share was antidilutive; therefore, the amounts reported for primary and fully dilutive loss per share were the same.

  Research and development:

     Research and development costs consist of expenditures incurred by the Company during the course of planned search and investigation aimed at the discovery of new knowledge which will be used to develop and market natural products which improve health and well being. The Company expenses all such research and development costs as they are incurred.

  Income taxes:

     Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of balance sheet items for financial and income tax reporting. The only difference between the basis for

                        PACIFICHEALTH LABORATORIES, INC.

                           DECEMBER 31, 1996 AND 1995

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

financial and income tax reporting was the booking of tax benefit for the net operating loss carryforward.

3. ACCOUNTS RECEIVABLE:

                                            DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                                1996           1995           1997
                                            ------------   ------------   -------------
                                                                           (UNAUDITED)
Accounts receivable.......................   $2,020,545        $-0-         $614,465
Less: allowance for
  doubtful accounts.......................          -0-         -0-           21,500
                                             ----------        ----         --------
                                             $2,020,545        $-0-         $592,965
                                             ==========        ====         ========

4. INVENTORIES:

     Inventories at December 31, 1996, 1995 and September 30, 1997 consisted of the following:

                                             DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                                 1996           1995           1997
                                             ------------   ------------   -------------
                                                                            (UNAUDITED)
Raw materials..............................    $112,734       $118,592       $ 95,065
Work-in-process............................     223,675                       258,373
Finished goods.............................     569,541                       346,741
                                               --------       --------       --------
                                               $905,950       $118,592       $700,179
                                               ========       ========       ========


     At the beginning of 1997, the Company decided to reformulate its ENDUROX product into a caplet rather than a capsule, because the capsule form was very hygroscopic and became altered in size and color in conditions of high heat and humidity. As a result, the Company abandoned its inventory of capsules and, whenever necessary, either exchanged its retailers' inventory of capsules with caplets or issued a credit for returned capsules. The exchange of caplets for capsules was recorded as a charge to the provision for product replacement. Refunds were recorded as a reduction of revenue.



     At September 30, 1997, the Company's management estimated that approximately 170,000 packages of capsule product were in retailers' inventory and recorded a reserve totaling $752,250. The estimate assumed that seventy-five percent of the packages would be returned for replacement and twenty-five percent would be returned for refunds. The cost of the replacement inventory, $433,500, was charged to the provision and the estimated refunds, $318,750, was recorded as a reduction of revenue.


     Both ENDUROX EXCEL and ENDUROX ProHeart were introduced in a caplet form.

                        PACIFICHEALTH LABORATORIES, INC.

                           DECEMBER 31, 1996 AND 1995

5. PROPERTY AND EQUIPMENT:

                                             DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                                 1996           1995           1997
                                             ------------   ------------   -------------
                                                                            (UNAUDITED)
Furniture and equipment....................    $111,158        $2,223        $119,554
Molds and dies.............................      96,245                        48,417
                                               --------        ------        --------
                                                207,403         2,223         167,971
Less:
  Accumulated depreciation.................      29,064                        52,810
                                               --------        ------        --------
                                               $178,339        $2,223        $115,161
                                               ========        ======        ========

6. ORGANIZATION COSTS:

                                             DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                                 1996           1995           1997
                                             ------------   ------------   -------------
                                                                            (UNAUDITED)
Cost.......................................    $15,900        $15,900         $15,900
Less:
  Accumulated amortization.................      5,432          2,223           7,817
                                               -------        -------         -------
                                               $10,468        $13,647         $ 8,083
                                               =======        =======         =======

7. STOCK:

  Capital stock:

     The total number of shares of all classes of stock which the Company has authority to issue is 11,000,000 shares, consisting of (a) ten million (10,000,000) shares of Common Stock, par value $.0025 per share, and (b) one million (1,000,000) shares of Preferred stock, par value $.01 per share. The preferred stock may be issued in one or more series, and may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as shall be stated in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors of the Company from time to time.

  Common stock:

     In 1995, 3,945,000 shares were issued and subsequently reduced to 1,578,000 by a 2.5 for 1 reverse split. In 1996, the Company issued 680,000 shares of common stock for $2,453,750 and 450 shares for $1,800 in services. Also in 1996 under the terms of the Placement Agency Agreement relating to the sale of 10% convertible preferred stock described below, the Company sold 75,000 shares of common stock to the placement agent for $18,000. During the nine months ended September 30, 1997, the Company issued 232,222 shares of common stock for $1,044,999.

  Founders preferred stock:

     In 1995, 387,500 shares of Founder's preferred stock were issued. Each share of Founders preferred stock entitled its holder to receive an annual cash dividend of $.06 per share (payable from retained earnings). Each share of the Founder's preferred stock is convertible into 4 shares of common stock. The Founder's preferred stock was converted into 620,000 shares of the Company's common stock after giving effect to a subsequent 2.5 for 1 reverse split in August 1995.

                        PACIFICHEALTH LABORATORIES, INC.

                           DECEMBER 31, 1996 AND 1995

7. STOCK (CONTINUED):

  10% convertible preferred stock:

     In 1996 and 1995, the Company sold a total of 120,000 shares of its 10% convertible preferred stock for $1,200,000.

     Holders of shares of the 10% convertible preferred stock are entitled to receive an annual dividend of $1.00 per share, payable in quarterly installments of $.25 per share. Dividends may be paid in cash or in additional shares at the discretion of the Board of Directors of the Company. Each share of preferred stock may be converted into two and one half shares of common stock through December 31, 1997 and, thereafter each share of 10% convertible preferred stock may be converted into one and two-thirds shares of the Company's common stock.

     Activity for the periods ended is summarized as follows:

                                             DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                                 1996           1995           1997
                                             ------------   ------------   -------------
                                                                            (UNAUDITED)
Stock dividends
  (shown as shares)........................     12,513          1,153          10,230
                                               =======         ======         =======
Cash dividends.............................    $   646         $  -0-         $   465
                                               =======         ======         =======

8. COMMITMENTS:

  Strategic Alliance Agreement:

     The Company entered into an exclusive relationship with the Institute of Nutrition & Food Hygiene (INFH), an institution located in The People's Republic of China, for the purpose of commercializing various products, know how and/or intellectual property outside of China. Per the Agreement, the INFH will attempt to locate and enter into exclusive licensing agreements with other institutions located in China to supply the Company with an array of herbs, non-prescription drugs, nutritional supplements, intellectual property and technology for developing products derived from natural sources which can be used in the maintenance of health and well being. Any future products licensed by the INFH will be assigned to the Company subject to terms and conditions of the Agreement.

     When the Company has achieved profitability on a cumulative basis it shall pay royalties to the INFH applicable to the net revenues of any products exported from China, developed in China or products which are based on extracts from China. The royalties to be paid are as follows:

                NET REVENUES                  ROYALTY
                ------------                  -------
$0 - 25 million.............................    2%
$25 - 100 million...........................  1 1/2%
$100 - 200 million..........................    1%
Over $200 million...........................  1/2%

                        PACIFICHEALTH LABORATORIES, INC.

                           DECEMBER 31, 1996 AND 1995

8. COMMITMENTS (CONTINUED):

     For all royalties which are earned by INFH in excess of $25 million but less than $100 million, PHL shall receive a 30% credit. This credit shall be escrowed by PHL and be applied to "Special Services" performed by the INFH, institutions or individuals with whom the INFH has entered into a licensing agreement. Unused credits shall carry over beyond the year in which it was earned. For purposes of the Agreement, Special Services shall be defined as:

          (1) Clinical studies/research

          (2) Laboratory studies/research

          (3) Toxicology studies/research

          (4) Formulation and/or product development

          (5) Quality control studies/services

          (6) Payment to Chinese consultants for work including, but not limited to, clinical and/or research design, product development, quality control, manufacturing and/or sourcing.

  Line of credit:

     In May, 1997, the Company entered into a line of credit agreement with its bank which enables the Company to borrow up to 80% of their current accounts receivable (defined as less than 90 days old), up to a maximum of $1,000,000. At September 30, 1997, the Company had not borrowed any monies from this line of credit.

  Employment and consulting agreements:

     The Company has entered into an employment contract with the Chairman and CEO that provides for minimum annual compensation of $150,000. The Company is the beneficiary of a keyman life insurance policy (on the Chairman's life) for $2,000,000. It also has consulting agreements with certain shareholders and others who have expertise of value to the Company.

9. INCENTIVE STOCK OPTION PLAN:

     In 1995, the Company established an incentive stock option plan (the Plan) and presently has reserved 1,500,000 shares of the Company's common stock for issuance under the Plan. Options granted pursuant to the Plan at December 31, 1996 were 904,500, and those options were granted to certain officers, key employees and/or consultants to the Company. Exercise prices range from $2 to $4 per common share, and vest over varying periods of time. In the first nine months of 1997, 15,700 options were granted to certain officers, key employees and/or consultants to the Company. Exercise prices on the options granted in 1997 range from $4.25 to $4.50 per common share, and vest over varying periods of time. All issuances were granted at the fair market value of the Company's common stock at time of grant. As of September 30, 1997, no options have been exercised.

                        PACIFICHEALTH LABORATORIES, INC.

                           DECEMBER 31, 1996 AND 1995

9. INCENTIVE STOCK OPTION PLAN (CONTINUED):

     Transactions in the Plan since inception are as follows:

                                                   EXERCISE PRICE    WEIGHTED AVERAGE
                              GRANTED    VESTED      PER VESTED     EXERCISE PRICE PER
                              SHARES     SHARES     COMMON SHARE    VESTED COMMON SHARE
                             ---------   -------   --------------   -------------------
Balance, April 13, 1995....        -0-       -0-
Activity during period.....    300,000       -0-
                             ---------   -------
Balance, December 31,
  1995.....................    300,000       -0-
                             ---------   -------
Activity during the year
  ended December 31,
  1996.....................    604,500   144,500   $2.00 - $4.00           $2.57
                             ---------   -------
Balance, December 31,
  1996.....................    904,500   144,500
                             ---------   -------
Activity during the nine
  months ended September
  30, 1997.................     15,700   388,200   $2.00 - $4.50           $3.36
                             ---------   -------
Balance, September 30,
  1997.....................    920,200   532,700                           $3.14
                             =========   =======

     The Company accounts for stock-based compensation in accordance with SFAS No. 123, Accounting for Stock-Based Compensation which permits the use of the intrinsic value method described in APB Opinion No. 25, Accounting for Stock Issued to Employees, and requires the Company to disclose the pro forma effects of accounting for stock-based compensation using the fair value method as described in the optional accounting requirements of SFAS No. 123. As permitted by SFAS No. 123, the Company will continue to account for stock-based compensation under APB Opinion No. 25, under which the Company has recognized no compensation expense.

     Had compensation cost for the Company's stock option plan been determined based on the fair value of the Company's common stock at the dates of awards under the fair value method of SFAS No. 123, the Company's net income and net income per common share would have been reduced to the pro forma amounts indicated below:


                                            DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                                1996           1995           1997
                                            ------------   ------------   -------------
Net income:
  As reported.............................   $ 144,751      $(196,621)     $(3,961,408)
  Pro forma...............................     (92,305)      (229,934)      (4,227,079)
Net income per common share:
  As reported.............................         .05           (.12)           (1.15)
  Pro forma...............................        (.03)          (.14)           (1.22)


     Significant assumptions used to calculate the above fair value of the awards are as follows:

Risk free interest rates of return...............              5.75%
Expected option life.............................            60 months
Expected dividends...............................              $-0-

10. WARRANTS:

     At September 30, 1997, the Company has warrants outstanding for the purchase of 255,500 shares of the Company's common stock at exercise prices ranging between $3.75 to $6.25 per common share. The warrants expire at the close of business on July 31, 2000 (112,375 warrants exercisable at $3.75 per share) and August 8, 2000 (12,000 warrants exercisable at $6.25 per share). As of September 30, 1997, no warrants have been exercised.

                        PACIFICHEALTH LABORATORIES, INC.

                           DECEMBER 31, 1996 AND 1995

11. INCOME TAXES:

     Income tax provision (benefit) consists of the following:

                                                DECEMBER 31,      SEPTEMBER 30,
                                              -----------------   --------------
                                                 1996      1995    1997     1996
                                              ----------   ----   -------   ----
Current:
  Federal...................................  $      -0-   $-0-   $   -0-   $-0-
  State.....................................         -0-    -0-       200    290
                                              ----------   ----   -------   ----
                                                     -0-    -0-       200    290
                                              ----------   ----   -------   ----
Deferred:
  Federal...................................     (30,067)   -0-    30,067    -0-
  State.....................................      (7,945)   -0-     7,945    -0-
                                              ----------   ----   -------   ----
                                                 (38,012)   -0-    38,012    -0-
                                              ----------   ----   -------   ----
                                              $  (38,012)  $-0-   $38,212   $290
                                              ==========   ====   =======   ====

     The Company has $88,432 in Federal and state net operating loss carryovers which can be used to offset future taxable income. The net operating loss carryforwards expire in the year 2010. In 1996, management of the Company assessed its then current earnings along with the then existing sales backlog and budgeted sales for 1997 and had determined that it was more likely than not that the net operating loss carryforwards would be utilized in 1997 thus a deferred tax asset of $38,012 was recorded on the books. This deferred tax asset was calculated using effective tax rates for federal and state. However, as a result of reassessment by the Company at September 30, 1997, it appears that net operating loss carryforwards will not be recognized in 1997 and has thus reversed the deferred tax asset recorded at December 31, 1996.

12. RESEARCH AND DEVELOPMENT COSTS:

     For the year ended December 31, 1996 and for the period from April 13, 1995 to December 31, 1995, research and development costs were $25,331 and $21,502, respectively. Research and development costs for the nine months ended September 30, 1997 and 1996 were $39,637 and $23,729, respectively.

13. FINANCIAL INSTRUMENTS:

     Cash accounts are secured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 1996 and September 30, 1997, cash deposits exceeded federally insured limits by approximately $400,000 and $12,020, respectively.

14. SIGNIFICANT CUSTOMERS:

     For the year ended December 31, 1996, the Company had revenues from one customer which accounted for approximately 45% of total revenue. During the nine months ended September 30, 1997, the Company had three customers with billings in excess of 10% of total revenues. These three customers accounted for approximately 49% of total revenues.

15. RELATED PARTY:

     The Company leases its offices from a company owned equally by the president and secretary of PacificHealth Laboratories, Inc. The three year lease starting February 1, 1997 requires monthly payments of $2,645, plus a monthly charge for the Company's portion of certain common area costs. Rent expense for the nine months ended September 30, 1997 was $30,308.

================================================================================

    NO DEALER, SALESPERSON OR ANY OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THE PROSPECTUS.

                               ------------------

                               TABLE OF CONTENTS

                                           PAGE
                                           ----
Prospectus Summary......................      3
Risk Factors............................      6
Dilution................................     14
Use of Proceeds.........................     15
Capitalization..........................     16
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................     17
Business of the Company.................     20
Management..............................     30
Principal Shareholders..................     35
Certain Relationships and Related
  Transactions..........................     37
Description of Securities...............     38
Underwriting............................     41
Shares Available for Future Sale........     43
Legal Matters...........................     43
Experts.................................     44
Additional Information..................     44
Disclosure of Commission Position on
  Indemnification for Securities Act
  Liabilities...........................     44
Index to Financial Statements...........    F-1

                               ------------------

    UNTIL _________, 1997, ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

================================================================================


================================================================================

                                1,200,000 SHARES


                                 PACIFICHEALTH
                               LABORATORIES, INC.


                                  COMMON STOCK



                              -------------------
                                   PROSPECTUS
                              -------------------


                                     [LOGO]




                               DECEMBER   , 1997


================================================================================

               PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated amount of various expenses in connection with the sale and distribution of the securities being registered:

SEC registration fee........................................  $  2,771
NASD filing fee.............................................     1,414
Underwriter's nonaccountable expense allowance (assuming no
  exercise of Over-allotment Option)........................   216,000*
Printing and engraving expenses.............................    35,000*
Legal fees and expenses (including blue sky fees and
  expenses).................................................   100,000*
Accounting fees and expenses................................    10,000*
Transfer agent fees.........................................     5,000*
Miscellaneous...............................................     9,815*
                                                              --------
  Total.....................................................  $380,000*
                                                              ========

------------------
* Estimated.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     Sales of unregistered securities within the two years preceding the date of the Registration Statement are as follows:

          In an offering completed in January 1996, the Company sold 120,000 shares of 10% Convertible Preferred Stock at a price of $10 per share (aggregate $1,200,000.00) to 29 investors, of which 25 were accredited investors. Through September 30, 1997, the Company has issued an additional 23,896 shares of 10% Convertible Preferred Stock as dividends upon the outstanding shares of 10% Convertible Preferred Stock, as permitted, at its option, pursuant to the terms of the 10% Convertible Preferred Stock. These offers and sales were made by the Company in reliance upon the exemption from securities registration provided by Regulation D, Rule 506, promulgated under the Securities Act of 1933, as amended. In connection with the offering of 10% Convertible Preferred Stock, the placement agent, First Montauk Securities Corp. ("First Montauk") received commissions of $120,000; entered into a Consulting Agreement with the Company pursuant to which it received a $30,000 consulting fee; received the right to acquire 75,000 shares of the Company's Common Stock at a price of $.24 per share, which right was exercised at the final closing of the offering; received an nonaccountable expense allowance of $24,000; and reimbursement of certain legal expenses in the amount of $6,000. The following persons and/or entities were purchasers in this offering: Mark M. Carter, MD; Malcolm E. Hawley, DDS Profit Sharing Plan; Leonard Kaplan; Delaware Charter Guarantee & Trust Co., Trustee FBO Lawrence L. Lidfeldt SEP/IRA; T. George Harris; Ronald Weinisch and Alberta Weinisch, JTWROS; Conrad Ellman; Charles W. Kramer; Barbara Waingort; Elliot Marvel and Evelyn Marvel, JTWROS; Barry Friedenberg; Delaware Charter Guarantee & Trust Co., Trustee FBO Paul Prager IRA; Joseph Mahana; Vincent A. Ventimiglia; Charles F. Moran; William A. Schwartz; Frank J. Vecchione; Mark L. Friedell, MD and Donna S. Friedell, JTWROS; Delaware Charter Guarantee & Trust Co., Trustee SERP FBO Stephen Frankel, Frankel Real Estate Inc.; Ronald Iannelli; Pulmonary & Critical Care Associates, P.A. P/S Plan & Trust, Stuart Millstone, Trustee; Alyse Borgersen; Joseph Buckelew; Michael Theodorobeakos; Dolores Bauer & Anthony Bauer, JTWROS; Grumet Partners LP, Jack Grumet, General Partner; Andrew Gennusa; Jeffrey Golden, C/F Melissa Golden UGMA/NY; Richard B. Soldo, Sr. and Ann Soldo, JTWROS.

          In an offering completed in July 1996, the Company offered and sold 525,000 shares of its Common Stock at a price of $3.75 per share to 83 investors, of which 66 were accredited investors. These offers and sales were made by the Company in reliance upon the exemption from securities registration provided by Regulation D, Rule 506, promulgated under the Securities Act of 1933, as amended. First Montauk acted as Placement Agent for the offering, and received commissions of $196,750; warrants to acquire 227,500 shares of the Company's Common Stock at a price of $3.75 per share, which expire on July 29, 2000; an nonaccountable expense allowance of $29,531.25; and reimbursement of certain legal expenses in the amount of $6,000. The following persons and/or entities were purchasers in this offering: J. Allyn Simmons, Jr.; Michael C. Stanley; Delaware Charter Guarantee & Trust, TTEE F/B/O Michael C. Stanley IRA R/O; Delaware Charter Guarantee & Trust, TTEE F/B/O James Tobin IRA; John B. Rutzel; Delaware Charter Guarantee & Trust, TTEE F/B/O Bruce DeSchryver IRA R/O; Delaware Charter Guarantee & Trust, TTEE F/B/O Scott M. Browne, IRA; Jeffrey & Sharon Golden, JTWROS; Crane B. Harris; Katherine Harris; Crane B. Harris, C/F Elizabeth Aston Harris a Minor, Pursuant to the VA UGMA; Crane B. Harris, C/F Evan H. Harris a Minor, Pursuant to the VA UGMA; Delaware Charter Guarantee & Trust, TTEE F/B/O Douglas A. Love IRA; William A. Schwartz; Delaware Charter Guarantee & Trust, TTEE FBO Daniel C. Dagit IRA; David R. Walker; John M. and Mary I. Burlingame, Tenants-in-Common; Delaware Charter Guarantee & Trust, TTEE FBO Daniel S. Berman IRA R/O; Georgie W. Stanley; M. Brett Stanley; Peter E. S. Nichols; Herbert Talbot, Jr. & Anne N. Talbot, JTWROS; Charlotte C. Collins; Delaware Charter Guarantee & Trust, TTEE FBO Louis L. Scher IV IRA R/O; Lola Ambrosi; Charles W. Kramer; Elizabeth N. Callahan; Brooks N. Hallock; Delaware Charter Guarantee & Trust, TTEE FBO Francis Booth IRA; Andrew W. Bisset; Catherine Cassidy; Georgie S. Powers; Lynn P. Harrington; Robert R. Bartolini; Delaware Charter Guarantee & Trust, TTEE FBO Hillsdale Music Inc. PS Plan; Neil Costa & Lynn Ahrens, JTWROS; Virginia L. Schmidt; Delaware Charter Guarantee & Trust, TTEE F/B/O J. Gale Yetman IRA; Delaware Charter Guarantee & Trust, TTEE F/B/O Richard J. Yetman IRA; Deborah Galler and F. Michael Heinrich, Jr., JTWROS; W. Kenneth Albrecht; Delaware Charter Guarantee & Trust, TTEE F/B/O Robert B. Williams IRA R/O; Barbara J. Shannon; Delaware Charter Guarantee & Trust, TTEE F/B/O Glen J. Beauchamp IRA; Marcia Paulen; Ralf Sellig; Fred R. Huettig; Delaware Charter Guarantee & Trust, TTEE F/B/O Neil Costa IRA R/O; Sandra W. Bisset; Gemma Moorman; Joseph Chicco and Rita A. Chicco, JTWROS; Neil G. Epstein and Laura F. Jansen, JTWROS; John M. Krno U/W/O, Theresa V. Krno and Anita Von Dreusche, TTEES; Adlai Wertman and Janet Ambrosi Wertman, JTWROS; Richard
     H. Norwood; Path Holdings, Inc.; Delaware Charter Guarantee & Trust, TTEE F/B/O John P. Harkrader, Jr. IRA R/O; Delaware Charter Guarantee & Trust, TTEE F/B/O John H. Burlingame IRA R/O; Judith Golden; Delaware Charter Guarantee & Trust, TTEE F/B/O Robert R. Bartolini IRA R/O; Elizabeth L. Vreeland; Delaware Charter Guarantee & Trust, TTEE F/B/O David A. Lackland IRA R/O; Robert L. Crowell Rev. Tr. UAD 4/26/91, Robert L. Crowell, TTEE; Desmond H. O'Connell, Jr. and Roberta J. O'Connell, JTWROS; Delaware Charter Guarantee & Trust, TTEE F/B/O Joseph J. Tulskie IRA; Anthony N. DiCesare D.D.S., P.A. Profit Sharing Trust; Eleftherios Kougentakis; Daniel
     W. and Mary H. Kiningham, JTWROS; George B. Lucas Trust #3 dtd 5/8/87, Daniel Brainard Slack, TTEE; The Sawtooth Group; Delaware Charter Guarantee & Trust, TTEE F/B/O Howard Greenberg IRA; Andrew Panzo; Polly Vecchione; B. Michael Pisani; Charles H. Rose and Mindy G. Rose, JTWROS; Eric V. Malm; Stephen S. Lancaster; Evelyn J. Busch; Richard P. Gonder; Delaware Charter Guarantee & Trust, TTEE F/B/O Robert P. Ferris IRA; Ann Lucas Burns; Delaware Charter Guarantee & Trust, TTEE F/B/O Carol A. Fahey IRA R/O; John
     E. Madsen, Jr. and Louise B. Madsen, JTWROS; Delaware Charter Guarantee & Trust, TTEE F/B/O Richard Kollisch IRA R/O; Carla F. Madrigal; Thelma B. Jones; and Edmund N. Goodman, MD.

          In a private transaction in August 1996, the Company sold 140,000 shares of its Common Stock to the Kaufmann Fund, New York City, NY, at a price of $3.75 per share (aggregate $525,000.00). This sale was made by the Company in reliance upon the exemption from securities registration provided by Regulation D, Rule 506, promulgated under the Securities Act of 1933, as amended. In connection with this private transaction, the Company paid First Montauk a fee of $52,500 for its services in connection with the sale of the Common Stock, plus a nonaccountable expense allowance of $5,250 (less certain legal expenses) incurred by the Company in connection with this sale. In connection with this financing, First Montauk and certain of its employees received warrants to purchase an aggregate of 28,000 shares of the Company's Common Stock at a price of $6.25 per share, expiring August 5, 2000.

          In September 1996, the Company granted an option to purchase 25,000 shares of Common Stock to Big Sky, Inc. as part of an endorsement agreement. The exercise price of this option will equal the offering price for the Shares. The option will expire five years from the effective date of the Registration Statement.

          In December 1996, the Company issued an aggregate 450 shares of its Common Stock as a holiday bonus to five employees (Debbie Caponigro, Tracey Clayton, Lisa McGuinness, Darlene Marosevitch and Leslie Steib). These shares were issued without registration in reliance upon the fact that they did not involve any sale of securities.

          Also December 1996, the Company sold 15,000 shares of Common Stock to one of its officers and directors, David Portman, at a price of $4.00 per share (aggregate $60,000.00). This sale was made by the Company in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

          In a private transaction in February 1997, the Company sold 222,222 shares of its Common Stock to one accredited investor, Jemeson Investment Co., Birmingham, AL, at a price of $4.50 per share (aggregate $999,999.00). This sale was made by the Company in reliance upon the exemption from securities registration provided by Regulation D, Rule 506, promulgated under the Securities Act of 1933, as amended.

          In April 1997, the Company sold 10,000 shares of Common Stock to a single accredited investor, Theodore Lange, at a price of $4.50 per share. This sale was made by the Company in reliance upon the exemption from securities registration provided by Regulation D, Rule 506, promulgated under the Securities Act of 1933, as amended.

          All of the foregoing transactions were exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to
     Section 4(2) of the Securities Act.

ITEM 27.  EXHIBITS.

     (a) Exhibits


     Exhibits listed below either were filed with the Company's initial filing of Form SB-2 on September 25, 1997(*), with Amendment No. 1 to Form SB-2 filed October 23, 1997 (**) or are filed herewith (***).



 EXHIBIT
   NO.
 -------
 ***1.1     --   Underwriting Agreement

 ***1.2     --   Selected Dealer Agreement

   *3.1     --   Certificate of Incorporation of the Company and all
                 amendments thereto

***3.2.1    --   Amended and Restated Bylaws of the Company

 ***4.1     --   Specimen Common Stock Certificate

 ***4.2     --   Underwriter's Warrant Agreement and Form of Warrant

   *4.3     --   Designation of 10% Convertible Preferred Stock

 EXHIBIT
   NO.
 -------
 ***5       --   Opinion of Connolly Epstein Chicco Foxman Engelmyer & Ewing
                 regarding the legality of securities being registered

  *10.1     --   Incentive Stock Option Plan of 1995

  *10.2     --   Employment Agreement between the Company and Robert Portman dated May 1, 1995

***10.2.1   --   Employment Agreement between the Company and Robert Portman effective January 1, 1998

  *10.3     --   Strategic Alliance Agreement between the Company and the
                 Institute of Nutrition and Food Hygiene

  *10.4     --   Exclusive License Agreement between the Company and the INFH

  *10.5     --   Shareholders Agreement

  *10.6     --   Big Sky, Inc. Endorsement Agreement

  *10.7     --   Big Sky, Inc. Option Agreement

   10.8     --   Financial Consulting Agreement between the Company and the
                 Underwriter

 **10.9     --   License and distribution letter agreement with Kemin Foods,
                 L.C. dated September 22, 1997

 **10.10    --   Credit Agreement with Summit Bank dated May 1, 1997

***23.1     --   Consent of Schiffman Hughes Brown

***23.2     --   Consent of Connolly Epstein Chicco Foxman Engelmyer & Ewing
                 (included in Exhibit 5)

  *24       --   Power of Attorney (included in the signature pages of the
                 Registration Statement)

***27       --   Financial Data Schedules


------------------

  * Previously filed

 ** Filed with Amendment No. 1.
*** Filed herewith.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment No. 3 to Registration Statement No. 333-36379 to be signed on its behalf by the undersigned, in the City of Philadelphia, on the 16th day of December, 1997.


                                    PACIFICHEALTH LABORATORIES, INC.

                                    By: /s/  ROBERT PORTMAN
                                       -----------------------------------------
                                        Robert Portman
                                        President and Chief Executive Officer
                                        and a Director



     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.


               SIGNATURE                     CAPACITY IN WHICH SIGNED             DATE
               ---------                     ------------------------             ----
/s /  JONATHAN D. RAHN                       Chief Financial Officer,       December 16, 1997
---------------------------------------      Principal Accounting
Jonathan D. Rahn                             Officer and a Director

/s /  DAVID I. PORTMAN                       Director                       December 16, 1997
---------------------------------------
David I. Portman

                                 EXHIBIT INDEX


                                                                          SEQUENTIAL PAGE
EXHIBIT NO.                             DESCRIPTION                           NUMBER
-----------                             -----------                       ---------------
***1.1      --   Underwriting Agreement

***1.2      --   Selected Dealer Agreement

  *3.1      --   Certificate of Incorporation of the Company and all
                 amendments thereto

***3.2      --   Amended and Restated Bylaws of the Company

***4.1      --   Specimen Common Stock Certificate

***4.2      --   Underwriter's Warrant Agreement and Form of Warrant

  *4.3      --   Designation of 10% Convertible Preferred Stock

***5        --   Opinion of Connolly Epstein Chicco Foxman Engelmyer &
                 Ewing regarding the legality of securities being
                 registered

  *10.1     --   Incentive Stock Option Plan of 1995

  *10.2     --   Employment Agreement between the Company and Robert
                 Portman dated May 1, 1995

***10.2.1   --   Employment Agreement between the Company and Robert
                 Portman effective January 1, 1998

  *10.3     --   Strategic Alliance Agreement between the Company and
                 the Institute of Nutrition and Food Hygiene

  *10.4     --   Exclusive Licensing Agreement between the Company and
                 the INFH

  *10.5     --   Shareholders Agreement

  *10.6     --   Big Sky, Inc. Endorsement Agreement

  *10.7     --   Big Sky, Inc. Option Agreement

  *10.8     --   Financial Consulting Agreement between the Company
                 and the Underwriter

 **10.9     --   License and distribution letter agreement with Kemin
                 Foods, L.C. dated September 22, 1997

 **10.10    --   Credit Agreement with Summit Bank dated May 1, 1997

***23.1     --   Consent of Schiffman Hughes Brown

***23.2     --   Consent of Connolly Epstein Chicco Foxman Engelmyer &
                 Ewing (included in Exhibit 5)

  *24       --   Power of Attorney (included in the signature pages of
                 the Registration Statement)

***27       --   Financial Data Schedules


------------------

  * Filed with Form SB-2 on September 25, 1997
 ** Filed with Amendment No. 1 to Form SB-2 on October 23, 1997
*** Filed herewith.